Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146528

Prospectus

  Ever-Glory International Group Inc.

10,909,090 shares

Common Stock

This Prospectus covers the resale by selling security holders of up to 10,909,090 shares of our common stock, $0.0001 par value, which includes shares issuable upon the conversion of our 6% Senior Convertible Notes issued pursuant to a Securities Purchase Agreement on August 6, 2007.

These securities will be offered for sale from time to time by the selling security holders identified in this Prospectus in accordance with the terms described in the section of this Prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol “EGLY.” On November 15, 2007, the closing sale price of our common stock on the OTC Bulletin Board was $0.20 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 14.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 15, 2007

No offers to sell or to buy these securities are being made in any jurisdiction where offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” Some of the statements contained in this prospectus, including statements under “Summary,” “Risk Factors” and “Summary of Reorganization Plan” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” “our company,” or “Ever-Glory” refer to Ever-Glory International Group, Inc. and its subsidiaries.

EVER-GLORY INTERNATIONAL GROUP, INC.

Ever-Glory International Group, Inc., through its subsidiary, Goldenway Nanjing Garments Co., Ltd. (“Goldenway”), manufactures apparel for men, women and children for primarily middle to high-grade well-known branded casual wear, sportswear and outwear. A majority of our products are exported to Japan, European Union (EU) countries and the United States. Our customers include large retailers and well-known brands. Our goal is to become a major multinational garment manufacturer with a global customer base.

In 2006, we achieved USD $31.9 million in net sales and USD $5.6 million in gross profit. See “Index to Consolidated Financial Information” beginning on page F-1. We recently completed the acquisition of Nanjing Catch-Luck Garments Co., Ltd., a company with approximately USD $19.7 million in net sales and USD $3.0 million in gross profit for the year ended December 31, 2006. Together on a pro forma combined basis, we and Catch-Luck earned revenues of approximately $51 million and gross profit of $8.6 million (see Consolidated Condensed Pro Forma Financial Statements on page F-64 of this prospectus).

RISKS AFFECTING OUR BUSINESS

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities in this Offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 14 of this prospectus.

SUMMARY OF RISK FACTORS

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

ཉ	our ability to timely and accurately complete product orders;

ཉ	our ability to coordinate product design with its customers;

ཉ	our dependence on a limited number of major customers;

ཉ	political and economic conditions within the Peoples’ Republic of China;

ཉ	our ability to expand and grow our distribution channels;

ཉ	unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders;

ཉ	general economic conditions which affect consumer demand for the products we manufacture;

ཉ	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

ཉ	the cost and availability of raw materials;

ཉ	acceptance in the marketplace of our new products and changes in consumer preferences;

ཉ	the potential impact of power outages and electricity prices on our operations;

ཉ	foreign currency exchange rate fluctuations;

ཉ	our ability to identify and successfully execute cost control initiatives;

ཉ	the impact of quotas, tariffs, or safeguards on the importation or exportation of our products; and

ཉ	other risks outlined above and in our other public filings.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot assure you that we will be able to do so successfully. See “Risk Factors” beginning on page 14 of this prospectus.

STRATEGIC FINANCING

On August 2, 2007, we entered into subscription agreements (“Subscription Agreements”) with six accredited investors for the issuance and sale of $2,000,000 principal amount of our secured convertible notes and warrants in a private placement. This private placement financing closed on August 6, 2007.

Under the terms of the financing, we issued and sold secured convertible notes to investors, which are secured by all of the assets of Ever-Glory excluding its subsidiaries, with a two-year term. The convertible notes issued in our August 2007 private placement financing bear interest at a rate of 6% per year payable by us on a quarterly basis in either cash or absent any event of default, in shares of our common stock equal to 110% of the interest due (based on the volume-weighted average price of our common stock for the ten trading days prior to interest payment due date). The maturity date of the notes is August 2, 2009, at which time we must redeem the notes by paying all unpaid principal and interest under all then-outstanding notes. The notes are convertible at a fixed conversion price of $0.22 per share, into a total of approximately 9.1 million shares of common stock, provided, however that the notes are subject to full-ratchet anti-dilution protection, i.e., if we issue shares (with certain enumerated exceptions) at an average per-share price below $0.22 per share, the conversion price of the notes shall be adjusted downward to match such per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the notes. The holders of the notes may convert the unpaid principal amount the notes into our common stock at any time prior to maturity, at the applicable conversion price. We may at any time at its option, redeem the notes by paying 125% of the unpaid principal and accrued interest.

The performance of our obligations under the notes along with certain other obligations in connection with the financing is secured by all of our assets, excluding our subsidiaries, pursuant to a security agreement. Our performance of the notes and other obligations in connection with the financing is also secured by a pledge of 3,897 shares Series A Preferred Stock (which is convertible into 30 million shares of common stock) personally held by our current CEO pursuant to a stock pledge agreement. Upon any event of default (as defined in the notes, the security agreement and the stock pledge agreement), the investors will be entitled to exercise their respective rights under the security agreement and stock pledge agreement. In addition, our subsidiaries, Perfect Dream Limited, a British Virgin Islands corporation, and Goldenway Nanjing Garments Co. Ltd., a corporation in the People’s Republic of China, each guaranteed the performance of our obligations under the notes and the subscription agreement under a subsidiary guaranty agreement.

In connection with the financing, on August 2, 2007 we issued warrants to investors that are exercisable for up to approximately 9.1 million shares of our common stock with an exercise price of $0.32 per share. The warrants issued in the August 2007 financing are exercisable for a five-year period until August 2, 2012. The warrants are subject to full-ratchet anti-dilution protection in the event that we issue shares (with certain exceptions) at an average per-share price below $0.32 per share. Similar to the notes, under the terms of the warrants, full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million of shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million of shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the warrants. If at any time after fifteen months after the closing date there is no effective registration statement covering the resale of the shared underlying the warrants, the warrant holders may exercise their warrants by means of a cashless exercise.

In connection with the financing, we agreed to register the common stock issuable upon conversion of the notes issued to the investors, for resale by them, by filing an appropriate form for registration with the SEC within 60 days following the closing. We also agreed to file a separate registration statement to register the common stock issuable upon exercise of the warrants, within 300 days following the closing. If we do not file these registration statements within the agreed time periods, or the registration statement covering the warrant shares does not become effective within 120 days after the filing of that registration statement, or if we fail to file a registration statement in connection with the investors’ piggyback or demand registration rights, or fail to keep a required registration statement continuously effective for two years, we will be subject to monthly liquidated damages payable in cash equal to 2% of the offering amount in the August 2007 private placement financing, up to a maximum of 10% of the offering amount, or $200,000.

In connection with the financing, we agreed to enter into a letter of intent with Mr. Yihua Kang for the acquisition by Ever-Glory of a branded retail division owned by Mr. Kang, provided that the acquisition would be consummated if the retail business operates more than 14 stores worldwide and achieves annual consolidated sales of at least USD $5,000,000. Mr. Kang also agreed to enter into a lockup agreement to refrain from sales of shares held by him, for a period of 12 months following the closing. Mr. Kang also agreed to enter into a two-year non-competition agreement with us which prohibits competition against us or solicitation of our customers or employees. Subscribers in the financing also have a twelve-month right of first refusal to participate in certain future financing transactions involving the sale and issuance of our securities.

The securities were offered and sold in the financing to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, under Regulation D. At the time of the closing, the offering was not registered under the Securities Act or any state securities or “blue sky” laws.

CORPORATE HISTORY AND INFORMATION

We became a public reporting company by means of a share exchange transaction completed on July 29, 2005. On that date, Ever-Glory entered into a entered into an Agreement and Plan of Reorganization with Andean Development Corporation, a Florida corporation (“Andean”), and Perfect Dream Limited, a corporation organized under the laws of the British Virgin Islands (“Perfect Dream”). Andean was incorporated on October 19, 1994 in Delaware and was originally engaged in the business of providing engineering and project management services for energy and private works projects and selling, as agent, major electrical and mechanical equipment. Effective March 31, 2003, Andean sold all of its operating assets and substantially all of the liabilities of Andean’s business to a related party. Thereafter, Andean had no operations. As of June 30, 2005, Andean had zero assets and nominal liabilities. Pursuant to the Agreement and Plan of Reorganization, the Perfect Dream shareholders received, in exchange for their shares of Perfect Dream, 7,673,325 shares of Andean (after giving effect to a one-for-thirty reverse split of the issued and outstanding shares of Andean). On November 17, 2005, Andean changed its name to “Ever-Glory International Group, Inc.”

Our holding company, Perfect Dream, was incorporated on July 1, 2004 in the British Virgin Islands, and has two operating subsidiaries which comprise our business: (i) Goldenway Nanjing Garments Co., Ltd. (“Goldenway”), a wholly foreign owned enterprise in the PRC which manufactures apparel for men, women and children for primarily middle to high-grade well-known branded casual wear,  sportswear and outwear, and (ii) Nanjing New-Tailun Garments Co., Ltd., a Chinese limited liability company (“New-Tailun”) a 100% foreign-owned enterprise incorporated in People’s Republic of China and is engaged in the manufacturing and sale of garments.

Acquisition of Nanjing Catch-Luck Garments Co. Ltd.

On August 27, 2007, we acquired Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company (“Catch-Luck”), which further expanded our production capacity. Catch-Luck is primarily engaged in the manufacturing and sale of garments to China, Europe, Japan and the United States. Founded in 1995, Catch-Luck has more than 500 non-union employees with annual production capacity of 1.2 million garment pieces. It currently operates one factory spanning 6,000 square meters in the Nanjing Jiangning Economic and Technological Development Zone. During the first half of 2007, Catch-Luck generated revenues of $9.7 million and net income of $1.2 million. Approximately 78% of revenues came from customers in Europe, 9% from customers in the U.S., 8% from customers in China and 4% from customers in Japan.

The acquisition of Catch-Luck was financed by a combination of $0.6 million in cash and $9.4 million of our common stock. Upon completion of this transaction, Catch-Luck became a wholly owned subsidiary of Ever-Glory. Under the Agreement for the Purchase and Sale of Stock dated June 26, 2006, as amended on August 31, 2006 (the “Agreement”) by and between us, our wholly owned subsidiary, Perfect Dream Ltd., a British Virgin Islands corporation (“Perfect Dream”), Ever-Glory Enterprises (HK) Ltd., a British Virgin Islands company (“Ever-Glory Hong Kong”) and Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company (“Catch-Luck”), we agreed to pay Ever-Glory Hong Kong an amount in Renminbi equal to USD $600,000 and issue 13,076,923 shares of our common stock to Ever-Glory Hong Kong. As agreed, we issued the 13,076,923 shares of common stock at the closing of this transaction, and we will pay the USD $600,000 cash consideration within 90 days after the closing. In addition, upon Catch-Luck’s achievement of certain financial targets for the fiscal years 2008 and 2009, we will issue an additional 11,538,461 shares of common stock to Ever-Glory Hong Kong for each of those two fiscal years (i.e., 11,538,461 shares for 2008 and 11,538,461 shares for 2009).

Ever-Glory Hong Kong was 100% owned by our President and Chairman of the Board, Kang Yihua at the time we entered into the acquisition agreement. Mr. Kang has subsequently transferred 100% of his interest in Ever-Glory Hong Kong to Yan Xiaodong who is one of our former directors. We and Ever-Glory Hong Kong received a business valuation report for Catch-Luck from Savills Valuation and Professional Services Ltd., dated March 7, 2006. Our board of directors was fully informed of the interests of each of these directors, including Mr. Kang, in Ever-Glory Hong Kong. The board conditioned the consummation of the Catch-Luck acquisition on approval by a majority of our disinterested shareholders in accordance with the Florida Business Organizations Code. These disinterested shareholders approved the Catch-Luck acquisition on June 2, 2006. None of the consenting shareholders had any interest in Ever-Glory Hong Kong or its affiliates.

General Information

Our principal executive offices are located at 100 N. Barranca Ave. #810, West Covina, California 91791 , and our main telephone number is (626) 839-9116 .

THE OFFERING

We are registering 10,909,090 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.” The shares included in the table identifying the selling security holders include shares of common stock that have not yet been, but that may be, issued to designated selling security holders should their notes be converted into common stock. Information regarding our common stock and our 6% Senior Convertible Notes is included in the section of this prospectus entitled “Description of Securities.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the financial statements and related notes included in this prospectus. The summary consolidated financial information as of June 30, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004 have been derived from our consolidated financial statements for Ever-Glory International Group, Inc. and our subsidiaries. All monetary amounts are expressed in U.S. Dollars unless otherwise indicated.

	(dollars in thousands) Twelve Months Ended December 31 ,			(dollars in thousands)Six Months Ended June 30 ,
	2006	2005	2004	2007	2006
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income statement data :
Net Sales	31,975	10,814	7,968	21,009	14,456
Cost of Sales	26,363	8,713	6,093	17,880	12,077
Gross Profit	5,612	2,101	1,875	3,127	2,379
Operating Expenses	2,579	970	488	1,651	1,070
Income from Operations	3,033	1,132	1,387	1,476	1,310
Other Income (Expense), net	(249)	73	(9)	(253)	(45)
Income Before Taxes	2,783	1,205	1,378	1,223	1,265
Income Taxes	312	162	146	82	143
Net Income	2,471	1,044	1,233	1,140	1,122
Foreign Currency Translation	576	6		362	238
Comprehensive Income	3,047	1,049	1,233	1,503	1,361
Basic Net Income Per Share (in US$)	0.06	0.02	0.02	0.03	0.03
Diluted Net Income Per Share (in US$)	0.02	0.01	0.02	0.01	0.01

Basic Weighted Average Number of Shares Outstanding	40,805,091	55,224,701	58,317,270	40,805,091	40,805,091
Diluted Weighted Average Number of Shares Outstanding	100,720,079	115,139,689	58,317,270	100,720,079	100,720,079

(dollars in thousands) At June 30, 2007
(unaudited)

Balance sheet data :

Cash and Cash Equivalents	430
Accounts Receivable, net of allowances	5,907
Accounts Receivable - related companies	154
Inventories, net	974
Other Receivables and prepaid expenses	185
Total Assets	21,113
Current Liabilities	7,557
Long-term Liabilities	4,357
Total Liabilities	11,914
Shareholders’ Equity	9,199
Total Liabilities and Shareholders Equity	21,113

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Ever-Glory International Group, Inc. included on page F-2 through F-40.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Total Sales	$11,429,717	$9,577,114	n/a	n/a
Gross Profit	1,704,785	1,421,995	n/a	n/a
Comprehensive Income	797,369	705,132	n/a	n/a
Diluted Income Per Common Share	0.01	0.01	n/a	n/a

2006
Total Sales	$5,229,520	$9,226,551	$8,537,635	$8,981,284
Gross Profit	908,880	1,470,319	1,676,518	1,556,250
Comprehensive Income	477,651	883,113	882,767	803,484
Diluted Income Per Common Share	0.00	0.01	0.01	0.01

2005
Total Sales	$1,407,196	$1,412,675	$4,060,499	$3,933,591
Gross Profit	266,151	284,385	626,684	924,176
Comprehensive Income	10,936	88,000	444,392	505,833
Diluted Income Per Common Share	0.00	0.00	0.00	0.00

BUSINESS

Business Operations

We manufacture and sell apparel to well-known casual wear, sportswear and outerwear brands and retailers. We manufacture our products in China, including from our 10,000 square meter factory located in the Nanjing Jiangning Economic and Technological Development Zone in Nanjing, China.

A portion of our products are also outsourced to our strategic manufacturing partners. Our sourcing strategy is to contract for the manufacture of certain products that we sell. Outsourcing allows us to maximize production flexibility while avoiding significant capital expenditure and costs of managing a large production workforce. We inspect products manufactured by our strategic partners to determine whether they meet our standards. See “Production and Quality Control.”

Products

We manufacture a broad array of products in various categories for the women’s, men’s and children markets. Within those categories, various product classifications include high and middle grade casual-wear, sportswear and outwear, including the following product lines:

Womens’ Clothing:	coats, jackets, slacks, skirts, shirts, trousers, and jeans

Mens’ Clothing:	vests, jackets, pants, trousers, skiwear, shirts, coats and jeans

Childrens’ Clothing:	coats, vests, down jackets, trousers, knitwear, pants and jeans

Customers

Ever-Glory manufactures garments for a number of well-known retail chains and internationally famous brands, including C&A, Next, Debenhams, Kellwood, Etam China, Eddie Bauer, QVC, Levis, B.B. Dakota, Itoyokado, Teijin, Best-Seller, Shinko, Matalan and ITOCHU. We also have our own in-house design capabilities and can provide our customers with a selection of unique and original designs that the customer may have manufactured-to-order.

In the fiscal year ended December 31, 2006, approximately 60% of our revenues came from customers in European countries, 18% from customers in Japan, 15% from customers in the United States, and 5% from customers in China. In the fiscal year ended December 31, 2006, three customers represented approximately 22%, 12%, and 12% of our net sales, respectively. In the fiscal year ended December 31, 2005, three customers collectively accounted for approximately 54% of our net sales. We have no long-term contracts with any of our customers.

Suppliers

We purchase raw materials directly from local fabric and accessory suppliers. We may also import specialty fabrics to meet specific customer requirements. We also purchase finished goods from other contract manufacturers. One supplier represented approximately 11% of our raw materials purchases in the fiscal year ended December 31, 2006. Two suppliers represented approximately 12% and 10% of our raw materials purchases in the fiscal year ended December 31, 2005. Up to the present we have not experienced difficulty in obtaining finished goods or raw materials essential to our business.

Sales and Marketing
We leverage the sales and marketing organization of Jiangsu Ever-Glory, of which Goldenway was a subsidiary prior to its acquisition by us. Jiangsu Ever-Glory has sales and marketing offices around the world, including in the United States, the United Kingdom, and Germany.

In addition, we attend and participate in trade shows around the world, including Europe, Japan, the U.S. and China’s largest tradeshow, the Chinese Export Commodity Fair in the Guangdong Province. Our marketing strategy is designed to attract customers with the strongest brands within the strongest markets. We market directly to ultimate brands and retail chains instead of going through import and export agents. We seek to attract customers mainly from Japan, Europe, the US and China. In addition, we look for customers with strong brand appeal and product lines that require high quality manufacturing and generate sufficient sales volume to support our sizeable production capacity. Referrals from existing customers continue to be a fruitful source of new customers.

Production and Quality Control

We manufacture approximately 40% of the products we sell in our own manufacturing facilities. From time to time, we outsource a portion of our products based upon factory capacity and customer demand.

In 2005, we acquired a 50-year land use right in the Nanjing Jiangning Economic and Technological Development Zone and started the construction of a new office to serve as our headquarters, and new manufacturing plants. In 2006, construction of our new office was completed. Currently, we are consolidating our operations to the new facility. The new facility occupies 10,000 square meters of space and is equipped with state-of-the-art production equipment. Management believes the new facility will be adequate to serve our current production needs as well as expand our production capacity in 2007.

We are committed to designing and manufacturing high quality garments. Because we emphasize the fit, performance and quality of our apparel products, we place a high priority on quality control. We have implemented strict quality control and craft discipline systems. Before we manufacture in large quantities, we obtain the approval of our customers either through a direct in-person visits to the factories or by shipping samples of our apparel products to our customers for inspection and comment. This ensures that our products accurately meet specifications prior to production. In addition, our trained employees periodically inspect the manufacturing process and quality of our apparel products.

We will continue to outsource a portion of our products even with the completion of the new production facility. Management believes that outsourcing allows us to maximize our production flexibility while avoiding significant capital expenditure and costs associates with managing an even larger production workforce. We contract for the production of a portion of our products through a network of strategic partners. Quality control reviews are done by our employees to ensure that material and component qualities and the product’s “fit” are in accordance with our specifications. We inspect prototypes of each product prior to cutting by the contractors, and conduct a final inspection of finished products prior to shipment to ensure that they meet our high standards.  Our factory is ISO 9000 certified.

Delivery and Transportation

We export most of our products through Jiangsu Ever-Glory as our primary distributing agent. Jiangsu Ever-glory provides us all our needed distribution and logistics services including exporting, shipping and transportation. Our products are directly shipped to customers. Jiangsu Ever-Glory has access to a variety of ground and air shipping companies and can typically deliver the finished product to the client within timeframes we require. Merchandise is shipped from our production facilities by truck to a port where it is consolidated and loaded on containerized vessels for ocean transport to the ultimate destination.

Competition

The garment manufacturing industry is highly competitive, particularly in China. Our competitors include garment manufacturers of all sizes, both within China and elsewhere in the world, many of which have greater financial and manufacturing resources than us. We have been in the garment manufacturing business since 1993 and believe that we have earned a reputation for producing high quality products efficiently and at competitive prices, with excellent customer service. We believe that we compete effectively with other companies based on the experience and know-how that we have acquired since 1993. Additionally, our state-of-the-art manufacturing equipment and facilities enable us to produce high-quality garments at competitive prices.

Governmental Regulations/Quotas

Pursuant to a World Trade Organization (WTO) agreement, effective January 1, 2005, the United States and other WTO member countries agreed to remove quotas that apply to textiles.  However, as the removal of quotas resulted in an import surge from China, the U.S. took action in May 2005 and imposed safeguard quotas on seven categories of goods, including certain classes of apparel products, arousing strong objection from China.

On June 10, 2005, in response to the surge of Chinese imports into the European Union (EU), the EU Commission signed a Memorandum of Understanding (MOU) with China in which ten categories of textiles and apparel will be subject to restraints. Additionally, on November 8, 2005, the U.S. and China entered into a Memorandum of Understanding in which 21 categories of textiles and apparel will be subject to restraints.

Although certain of our apparel products fall within the categories subject to the safeguards in the U.S. and the EU, which could adversely affect our ability to export and sell these products, the imposition of quotas in 2005 did not have a material effect on our net sales, although it did impact our gross margin. The imposition of quotas did not have a material effect on our net sales or our gross margins in both 2006 and 2007. See Management’s Discussion and Analysis of Financial Condition and Results of Operations. We believe that we will be able to obtain a sufficient quota allocation based on our experience in prior years.  In addition, we may bid for additional export quota allocation from the government for the U.S. and E.U. markets.  On a longer term basis, we believe that our customer mix and our ability to adjust the types of apparel we manufacture will mitigate our exposure to such trade restrictions in the future.

Nevertheless, there can be no assurance that additional trade restrictions will not be imposed on the exportation of our products in the future.  Such actions could result in increases in the cost of our products generally and may adversely affect our results of operations.

Seasonality

We have typically experienced seasonal fluctuations in sales volume due to the seasonal fluctuations experienced by the majority of our customers. These seasonal fluctuations typically result in sales decreases in the first and second quarters and sales increases in the third and fourth quarters of each year.

Employees

As of December 31, 2006, we had over 1,500 employees. All of our work force is non-union, and we consider our relationships with our employees to be satisfactory.

Compliance with Environmental Laws (Federal, State and Local)

Due to the nature of our operations, we do not believe that compliance with environmental laws will have a material impact on us or our operations.

Description of Property

In 2006, we operated two factories in the Nanjing Jiangning Economic and Technological Development Zone and Shangfang Town, respectively, in Nanjing, China.  The Goldenway factory sits on land owned by Jiangsu Ever-Glory International Group Corporation.  Goldenway owns the building and improvements and leases the land from Jiangsu Ever-Glory under a 20 year lease.  Goldenway has prepaid 100% of the rental payments under the lease. There are no material encumbrances on the building and improvements. The New-Tailun factory leases the land and building from Jiangsu Ever-Glory for the annual rental payment of about USD $26,666 per annum under the lease.

We made a deposit to purchase a fifty-year land use right on 112,442 square meters of land in Nanjing Jiangning Economic and Technological Development Zone. The land contains an existing facility, which includes manufacturing and office space. On April 7, 2006, we closed the transaction with the local government of Nanjing City. On June 24, 2006, we obtained the title to the land for the land use rights for 50 years. By the end of 2006, we completed the construction of new headquarters buildings and new factory. Our new production facilities occupies approximately 36,629 square meters, in which 26,629 square meters are leased to Nanjing Catch-Luck Garments Co. Ltd. We have been consolidating our operations into our new headquarters and manufacturing facility since January 2007. The new manufacturing facility is equipped with state-of-the art equipment. Our headquarters are currently located at 509 Chengxin Road, Jiangning Economic and Technological Development Zone in Nanjing, People’s Republic of China.

Our new manufacturing facility will replace an older facility in the Nanjing Jiangning Economic and Technological Development Zone. We plan to lease the older facility to the third parties upon consolidation of all our operations into the new location. We believe that our new facilities will be adequate to sustain our operations for the foreseeable future.

We have purchased insurance coverage for our new facilities and fixed assets.

Our U.S. mailing address is 100 N. Barranca Ave. #810, West Covina, California 91791.

Our Growth Strategy

We plan to expand our business and increase sales and profitability by:

ཉ	expanding our production capacity through new facilities;

ཉ	further developing relationships with customers to increase sales;

ཉ	entering into strategic partnerships with our important customers and major suppliers;

ཉ	broadening and expanding our product offerings and product lines;

ཉ	continuing to enhance our manufacturing process to increase efficiency of production;

ཉ	development of our own private label brands; and

ཉ	seeking acquisitions of complimentary businesses in the textile industry.

Our goal is to continue to strengthen our position to become a major multi-national apparel manufacturer, and to expand into new markets worldwide.

RISK FACTORS

 You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Industry

Our sales are influenced by general economic cycles. A prolonged period of depressed consumer spending would have a material adverse affect our profitability.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending. Purchase of apparel generally decline during recessionary periods when disposable income is low. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in energy costs or interest rates, acts of war, acts of nature or terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from other apparel manufacturers both in China and elsewhere. Some of these competitors have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the marketing and sale of their products or adopt more aggressive pricing policies than we can. As a result, we may not be able to compete successfully with them if we cannot continue enhancing our marketing and management strategies, quality and value or responding appropriately to consumers needs.

The success of our business depends upon our ability to offer innovative and upgraded products at attractive price points.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously and rapidly respond to customer requirements for innovative and stylish products at a competitive pace, intensity, and price. Failure on our part to regularly and rapidly respond to customer requirements could adversely affect our ability to retain our existing customers or to acquire new customers which would limit our sales growth.

The worldwide apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, ongoing emergence of new competitors with widely varying strategies and resources, and an increasing focus on apparel in the mass merchant channel of distribution. These factors contribute to ongoing pricing pressure throughout the supply chain. This pressure has and may continue to:

ཉ	require us to reduce wholesale prices on existing products;

ཉ	result in reduced gross margins across our product lines; or

ཉ	increase pressure on us to further reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Fluctuation in the price, availability and quality of raw materials could increase our cost of goods and decrease our profitability.

We purchase raw materials directly from local fabric and accessory suppliers. We may also import specialty fabrics to meet specific customer requirements. We also purchase finished goods from other contract manufacturers. The prices we charge for our products are dependent in part on the market price for raw materials used to produce them. The price, availability and quality of our raw materials may fluctuate substantially, depending on a variety of factors, including demand, crop yields, weather patterns, supply conditions, transportation costs, government regulation, economic climates and other unpredictable factors. Any raw material price increases could increase our cost of goods and decrease our profitability unless we are able to pass higher prices on to our customers.

One supplier represented approximately 11% of our raw materials purchases in the fiscal year ended December 31, 2006, two suppliers represented approximately 12% and 10%, respectively of our raw materials purchases in the fiscal year ended December 31, 2005, and one supplier represented approximately 17% of our raw materials purchases in the fiscal year ended December 31, 2004. We do not have  long-term written agreements with any of these suppliers and do not anticipate entering into any such agreements in the near future. However, we always execute a written agreement for each order placed with our suppliers. We do not believe that loss on any of these suppliers would have a material adverse affect on our ability to obtain finished goods or raw materials essential to its business because we believe we can locate other suppliers in a timely manner.

Risks Relating to Our Business

We depend on a group of key customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

As of December 31, 2006, three customers represented approximately 46% of our sales.     Net sales to our three largest customers totaled approximately 46% and 54% of total net sales in 2006 and 2005, respectively. Our largest customer accounted for approximately 22% and 22% of net sales in 2006 and 2005. The garment manufacturing industry has experienced substantial consolidation in recent years, which has resulted in increased customer leverage over suppliers, greater exposure for suppliers to credit risk and an increased emphasis by customers on inventory management and productivity.

A decision by a major customer, whether motivated by competitive considerations, strategic shifts, financial requirements or difficulties, economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, while we have long-standing customer relationships, we do not have long term contracts with any of our customers.

As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. We do not believe that there is any material risk of loss of any of these customers during the next 12 months. We also believe that the unexpected loss of these four customers could have material adverse effect on our earnings or financial condition. While we believe that we could replace these three customers within 12 months, the loss of which will not have material adverse effect on our financial condition in the long term. None of our affiliates are officers, directors, or material shareholders of any of these three customers.

Our internal controls and procedures have been materially deficient, and we are in the process of correcting internal control deficiencies.

In the second quarter of 2007, resulting from comments by and discussions with the staff of the SEC related to our Preliminary Information Statement on Form 14C, we and our independent registered public accounting firm recognized that our internal controls had material weaknesses.  We restated our results of operations for the year ended December 31, 2006 and our quarterly results for the quarter ended March 31, 2007 as a result of our purchase accounting for the acquisition of New-Tailun completed on December 30, 2006.

If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance and identifying incipient strategic and oversight issues. Management is currently focused on remedying internal control deficiencies, and this focus will require management from time to time to devote its attention away from other planning, oversight and performance functions.

We cannot provide assurances as to the timing of the completion of these efforts. We cannot be certain that the measures we take will ensure that we implement and maintain adequate internal controls in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Failure to timely comply with the requirements of Section 404 or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt securities.

We are not currently an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Beginning with our Annual Report for the year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report with our Annual Report on Form 10-KSB. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Additionally, for the fiscal year ended December 31, 2008 our independent registered public accounting firm will be required to issue reports on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving compliance with Section 404 within the prescribed period may require us to incur significant costs and expend significant time and management resources. If we are not able to complete the assessment under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of December 31, 2007. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our debt securities. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively. We will continue to consistently improve our internal control over the financial reporting with our best efforts and we plan to engage assistance from outside experts in doing so.

We are listed on the over-the-counter bulletin board, and therefore we are subject to less stringent corporate governance requirements as opposed to a company listed on a national exchange. Specifically, we do not have a majority of independent directors on our board, nor do we have a separate audit committee, as these requirements are not applicable to us, and this provides less protection to our investors.

Our board of directors currently does not have a separate audit committee or a member that qualifies as an audit committee financial expert or an independent director. In addition, we do not have an independent majority on our board of directors. Our management and board of directors are considering the addition of an independent director who qualified as a financial expert but there can be no assurance we will be able to attract one or more qualified independent directors or that any such directors can be added to our board as it may require us to increase the number of director on our board of directors, seek the resignation of directors who are not independent, or some combination thereof. If we are unable to attract qualified independent directors or nominate or elect such directors, our security holders will not have the protections provided by having independent directors or audit committee members. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be independent, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by our shareholders.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations and we regularly evaluate these systems against our current and expected requirements. Although we have no current plans to implement modifications or upgrades to our systems, we will eventually be required to make changes to legacy systems and acquiring new systems with new functionality. We do anticipate that the aggregate cost of updating such systems will be approximately USD $600,000 over the next 36 months. We will also continue to self-develop and update our information systems on a timely basis to meet our business expansion needs.   Any information technology system disruptions, if not anticipated and appropriately mitigated, could have an adverse effect on our business and operations.

We may engage in future acquisitions and strategic investments that dilute the ownership percentage of our shareholders and require the use of cash, incur debt or assume contingent liabilities.

As part of our business strategy, we expect to continue to review opportunities to buy or invest in other businesses or technologies that we believe would enhance our manufacturing capabilities, or that may otherwise offer growth opportunities. If we buy or invest in other businesses in the future, this may require the use of our cash, or we may incur debt or assume contingent liabilities.

As part of our business strategy, we expect to continue to review opportunities to buy or invest in other businesses or technologies that we believe would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. If we buy or invest in other businesses, products or technologies in the future, we could:

ཉ	incur significant unplanned expenses and personnel costs;

ཉ	issue stock that would dilute our current shareholders’ percentage ownership;

ཉ	use cash, which may result in a reduction of our liquidity;

ཉ	incur debt;

ཉ	assume liabilities; and

ཉ	spend resources on unconsummated transactions.

We may not realize the anticipated benefits of past or future acquisitions and strategic investments, and integration of acquisitions may disrupt our business and management.

We may in the future acquire or make strategic investments in additional companies. We may not realize the anticipated benefits of these or any other acquisitions or strategic investments, which involve numerous risks, including:

ཉ	problems integrating the purchased operations, technologies, personnel or products over geographically disparate locations;

ཉ	unanticipated costs, litigation and other contingent liabilities;

ཉ	diversion of management’s attention from our core business;

ཉ	adverse effects on existing business relationships with suppliers and customers;

ཉ	incurrence of acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

ཉ	inability to retain key customers, distributors, vendors and other business partners of the acquired business;

ཉ	potential loss of our key employees or the key employees of an acquired organization; and

ཉ
If we are not be able to successfully integrate businesses, products, technologies or personnel that we acquire, or to realize expected benefits of our acquisitions or strategic investments, our business and financial results may be adversely affected.

International political instability and concerns about other international crises may increase our cost of doing business and disrupt our business.

International political instability may halt or hinder our ability to do business and may increase our costs. Various events, including the occurrence or threat of terrorist attacks, increased national security measures in the United States and other countries, and military action and armed conflicts, can suddenly increase international tensions. Increases in energy prices will also impact our costs and could harm our operating results. In addition, concerns about other international crises, such as the spread of severe acute respiratory syndrome (“SARS”), avian influenza, or bird flu, and West Nile viruses, may have an adverse effect on the world economy and could adversely affect our business operations or the operations of our OEM partners, contract manufacturer and suppliers. This political instability and concerns about other international crises may, for example:

ཉ	negatively affect the reliability and cost of transportation;

ཉ	negatively affect the desire and ability of our employees and customers to travel;

ཉ	adversely affect our ability to obtain adequate insurance at reasonable rates;

ཉ	require us to take extra security precautions for our operations; and

ཉ	furthermore, to the extent that air or sea transportation is delayed or disrupted, our operations may be disrupted, particularly if shipments of our products are delayed.

Business interruptions could adversely affect our business.

Our operations and the operations of our suppliers and customers are vulnerable to interruption by fire, earthquake, hurricanes, power loss, telecommunications failure and other events beyond our control. In the event of a major natural disaster, we could experience business interruptions, destruction of facilities and loss of life. In the event that a material business interruption occurs that affects us or our suppliers or customers, shipments could be delayed and our business and financial results could be harmed.

Risks Related to Doing Business in China

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Our assets are, for the most part, located in the PRC. Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. bankruptcy law.

Export quotas imposed by the WTO could negatively affect our business and operations, particularly if the Chinese government changes its allocation of such quotas to us.

Pursuant to a World Trade Organization (WTO) agreement, effective January 1, 2005, the United States and other WTO member countries agreed to remove quotas applicable to textiles.  However, as the removal of quotas resulted in an import surge from China, the U.S. took action in May 2005 and imposed safeguard quotas on seven categories of goods, including certain classes of apparel products, arousing strong objection from China.

On June 10, 2005, in response to the surge of Chinese imports into the European Union (EU), the EU Commission signed a Memorandum of Understanding (MOU) with China in which ten categories of textiles and apparel will be subject to restraints. Additionally, on November 8, 2005, the U.S. and China entered into a Memorandum of Understanding in which 21 categories of textiles and apparel will be subject to restraints.

Although certain of our apparel products fall within the categories subject to the safeguards in the U.S. and the EU, which could adversely affect our ability to export and sell these products, the imposition of quotas in 2005 did not have a material effect on our net sales, although it did impact our gross margin. The imposition of quotas did not have a material effect on our net sales or our gross margins in both 2006 and 2007. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.  We believe that we will be able to obtain a sufficient quota allocation based on our experience in prior years.  In addition, we may bid for additional export quota allocation from the government for the U.S. and E.U. markets.  On a longer term basis, we believe that our customer mix and our ability to adjust the types of apparel we manufacture will mitigate our exposure to such trade restrictions in the future.

Nevertheless, there can be no assurance that additional trade restrictions will not be imposed on the exportation of our products in the future.  Such actions could result in increases in the cost of our products generally and may adversely affect our results of operations.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Unprecedented rapid economic growth in China may increase our costs of doing business, and may negatively impact our profit margins and/or profitability.

Our business depends in part upon the availability of relatively low-cost labor and materials. Rising wages in China may increase our overall costs of production. In addition, rising raw material costs, due to strong demand and greater scarcity, may increase our overall costs of production. If we are not able to pass these costs on to our customers in the form of higher prices, our profit margins and/or profitability could decline.

Fluctuation in the value of Chinese Renminbi (RMB) relative to other currencies may have a material adverse effect on our business and/or an investment in our shares.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between RMB and the U.S. dollar has been effectively pegged by the People’s Bank of China since 1994, there can be no assurance that the relationship between the RMB and the U.S. dollar will remain stable, especially in light of the significant political pressure on the Chinese government to permit the free flotation of the RMB, which would result in fluctuations in the exchange rate between the RMB and the U.S. dollar, and other economic and geopolitical factors. If the RMB were to increase in value against the U.S. dollar and other currencies, for example, consumers in the U.S. and Europe would experience an increase in the relative prices of goods and services produced by us, which might translate into a decrease in sales.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

Although we are incorporated in Florida, we conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

Risks Related to an Investment in Our Securities

The market for our common stock is illiquid.

Our common stock is traded on the Over-the-Counter Bulletin Board. It is thinly traded compared to larger more widely known companies in the same industry. Thinly traded common stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for its common stock will develop or be sustained. The high and low bid price of Ever-Glory’s common stock during the past 52 week period is $1.87 and $0.175 per share respectively.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.   We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

ཉ	receipt of substantial orders or order cancellations of products;

ཉ	quality deficiencies in services or products;

ཉ	international developments, such as technology mandates, political developments or changes in economic policies;

ཉ	changes in recommendations of securities analysts;

ཉ	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

ཉ	government regulations, including stock option accounting and tax regulations;

ཉ	energy blackouts;

ཉ	acts of terrorism and war;

ཉ	widespread illness;

ཉ	proprietary rights or product or patent litigation;

ཉ	strategic transactions, such as acquisitions and divestitures;

ཉ	rumors or allegations regarding our financial disclosures or practices; or

ཉ	earthquakes or other natural disasters concentrated in Nanjing, China where a significant portion of our operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Conversion of the notes into shares of our common stock will dilute the ownership interests of existing shareholders, including holders who will have already converted their notes.

The conversion of some or all of the notes into our shares of our common stock will dilute the ownership interests of existing shareholders. Any sales in the public market of the shares of common stock issuable upon such conversion could adversely affect prevailing market prices of our shares of common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our shares of common stock.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Our common shares are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Capital Market or other markets.

Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders, which includes our officers and directors, and their affiliated entities own approximately 82% of our outstanding shares of common stock (assuming conversion of all Series A Preferred Stock into common stock), which also represents approximately 82% of the voting power of our outstanding securities. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Florida law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our amended and restated Articles of Incorporation contain a provision permitting us to eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Florida law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent material misstatements.

We will be subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. We anticipate that these requirements will first apply to our annual report on Form 10-KSB for the fiscal year ending December 31, 2007. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent material misstatements, or in certain extreme cases, fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are summarized on page 2, in the section entitled “Risk Factors” on page 14, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares offered by the selling shareholders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issuable upon conversion of the notes issued in our August 2007 private placement, to permit the resale of these shares of common stock by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock held by them. We will bear all fees and expenses incident to our obligation to register these shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

ཉ	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

ཉ	in the over-the-counter market;

ཉ	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

ཉ	through the writing of options, whether such options are listed on an options exchange or otherwise;

ཉ	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

ཉ	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

ཉ	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

ཉ	an exchange distribution in accordance with the rules of the applicable exchange;

ཉ	privately negotiated transactions;

ཉ	short sales;

ཉ	sales pursuant to Rule 144;

ཉ	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

ཉ	a combination of any such methods of sale; and

ཉ	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $142,574 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING SECURITY HOLDERS

We are registering this offering under the terms of subscription agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling shareholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

Under the terms of our August 2007 financing, the holders of the notes issued in the financing agreed to a restriction on the convertibility of their notes, so that on the date of conversion of any holder’s note, the holder may not beneficially own more than 4.99% of our issued and outstanding common stock. As a result of this restriction, some or all of the selling security holders will not be able to sell all of their shares of common stock resulting from the conversion of their notes at one time.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of September 30, 2007, assuming the conversion of the entire principal amount of all of the notes held by the selling shareholders on that date, without regard to any limitations on conversion. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this prospectus are sold.

The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except as indicated below, no selling shareholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table
Name	Shares Owned	Shares Offered	Shares Held After Offering	% Ownership After Offering
Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein (1)	1,136,364	1,136,364	0	0%
Chestnut Ridge Partners L.P. 50 Tice Blvd. Woodcliff Lake, NJ 07677 Attn: Kenneth Holz, CFO (2)	5,909,091	5,909,091	0	0%
Eli Katz 191 Walnut St. Englewood, NJ 07631	227,273	227,273	0	0%
Jonathan Blaustein 544 Ashbury Street New Milford, NJ 07646	227,273	227,273	0	0%
Ronald C. Pasternak 326 Howard Ave. Fairlawn, NJ 07410 (3)	454,545	454,545	0	0%
Whalehaven Capital Fund Limited c/o FWS Capital Ltd. 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08 (4)	1,136,364	1,136,364	0	0%

(1)	Konrad Ackerman has voting and dispositive control over securities held by Alpha Capital Anstalt.

(2)	Kenneth Pasternak has voting and dispositive control over securities held by Chestnut Ridge Partners L.P.

(3)
Ronald C. Pasternak is an affiliate of a broker-dealer.   This shareholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(4)	Brian Mazzella, Michael Finkelstein, Trevor Williams, and Arthur Jones have voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this prospectus. The financial data of Ever-Glory International Group, Inc. and of Nanjing Catch-Luck Garments Co. Ltd., respectively, for the period January 1 through June 30, 2007, and as of December 31, 2006, 2005 and 2004, were derived from the financial statements included in this prospectus. Historical results are not necessarily indicative of the results to be expected for any future period.

Ever-Glory International Group, Inc.

	Six months ended June 30,	Twelve Months Ended December 31,
	2007	2006	2005	2004	2003	2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Consolidated Statements of Operation Data:
Net Sales	21,006,831	31,974,990	10,813,961	7,967,601	7,099,254	5,799,805
Cost of Sales	17,880,051	26,363,023	8,712,565	6,092,868	5,741,150	4,921,235
Gross Profit	3,126,780	5,611,967	2,101,396	1,874,733	1,358,104	878,570

Operating Expenses	1,651,008	2,579,437	969,663	487,626	668,616	489,272

Income from Operations	1,475,772	3,032,530	1,131,733	1,387,107	689,488	389,298
Other Income (Expense), net	(253,028)	(249,265)	73,487	(8,668)	(2,618)	(71,120)

Income Before Taxes	1,222,744	2,783,265	1,205,220	1,378,439	686,870	318,178
Income Taxes	82,323	312,010	161,680	145,584	82,424	38,181
Net Income	1,140,421	2,471,255	1,043,540	1,232,855	604,446	279,997

Foreign Currency Translation	362,080	575,760	5,621	-	-	-
Comprehensive Income	1,502,501	3,047,015	1,049,161	1,232,855	604,446	279,997

Basic Net Income Per Share (in US$)	0.03	0.06	0.02	0.02	-	-
Diluted Net Income Per Share (in US$)	0.01	0.02	0.01	0.02	-	-

Basic Weighted Average Number of Shares Outstanding	40,805,091	40,805,091	55,224,701	58,317,270	-	-
Diluted Weighted Average Number of Shares Outstanding	100,720,079	100,720,079	115,139,689	58,317,270	-	-

	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Total Assets	24,913,560	8,035,279	7,445,965	6,880.565	6,035,480

Nanjing Catch-Luck Garments Co. Ltd.
	Six months ended June 30,	Twelve Months Ended December 31,
	2007	2006	2005	2004	2003	2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Consolidated Statements of Operation Data:
Net Sales	9,656,704	19,719,926	4,099,612	3,890,885	5,791,540	3,204,307
Cost of Sales	8,152,343	16,715,572	3,703,977	3,857,615	5,409,698	3,020,644
Gross Profit	1,504,361	3,004,354	395,635	33,270	381,841	183,663

Operating Expenses	380,865	446,103	348,055	158,774	188,341	240,806

Income from Operations	1,123,496	2,558,251	47,580	(125,504)	193,500	(57,143)
Other Income (Expense), net	802	5,764	(521)	(681)	(21,447)	3,721

Income Before Taxes	1,124,298	2,564,015	47,059	(126,185)	172,053	(53,422)
Income Taxes	-	-	-	-	-	-
Net Income	1,124,298	2,564,015	47,059	(126,185)	172,053	(53,422)

Foreign Currency Translation	88,626	81,615	(7,310)	-	-	-
Comprehensive Income	1,212,924	2,645,630	39,749	(126,185)	172,053	(53,422)

	Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
Total Assets	4,173,171	1,522,108	1,652,375	3,272,090	1,854,314

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the six months ended June 30, 2006 and 2005 and the fiscal years ended December 31, 2005, 2004 and 2003 should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included as exhibits to this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Ever-Glory and its subsidiaries (the “Company”) manufacture apparel for men, women and children for primarily middle to high-grade well-known casual wear, sportswear and outerwear brands. All of its products are exported to Japan, Europe and the United States. Our customers include large retailers and well-known brands. We are the result of a merger of Andean Development Corporation, a corporation organized under the laws of the State of Florida (“Andean”); and Perfect Dream Limited, a corporation organized under the laws of British Virgin Islands “Perfect Dream”). Andean was formed on October 19, 1994 and engaged in the business of providing engineering and project management services and electrical and mechanical equipment for energy and private works projects. As of June 30, 2005, Andean had zero assets and liabilities of $57,000. Perfect Dream was incorporated on July 1, 2004 in the British Virgin Islands. In January of 2005, Perfect Dream acquired 100% of Goldenway Nanjing Garments Co., Ltd (“Goldenway”).

Goldenway is a limited liability company, which was incorporated in the People’s Republic of China (the “PRC”) on December 31, 1993. Until December 2004, Goldenway was a subsidiary of Jiangsu Ever-Glory International Group Corporation (“Jiangsu Ever-Glory”). After its acquisition by Perfect Dream, Goldenway changed its status to that of a wholly foreign owned enterprise and increased its registered capital from $2,512,106 to $20,000,000. The increased registered capital will be paid-in in installments within three years of the issuance of Goldenway’s updated business license. As of December 31, 2006, we have paid $2.63 million of its registered capital requirements. The remaining $14.86 million is due on February 1, 2008.

On December 30, 2006, through our wholly owned subsidiary, Perfect Dream Ltd., a British Virgin Islands corporation, we consummated the acquisition of 100% of the capital stock of Nanjing New-Tailun Garments Co., Ltd., a Chinese limited liability company (“New-Tailun”) from Ever-Glory Enterprises (HK) Ltd., a British Virgin Islands corporation. The purchase price consisted of a combination of 20,833,333 shares of our common stock and $2,000,000 in cash. New-Tailun is a 100% foreign-owned enterprise incorporated in People’s Republic of China and is engaged in the manufacturing and sale of garments. New-Tailun has a staff of over 800 people with the annual production capacity of about 2.5 million pieces. New-Tailun’s financial statements are included in our consolidated financial statements. Management believes that the acquisition of New-Tailun will enables us to facilitate our increased production, strengthen our outsourcing bases and supplement our product lines.

In the fiscal year ended December 31, 2006, approximately 60% of our revenues came from customers in Europe, 18% from customers in Japan, 15% from customers in the United States and 5% from customers in China. In the fiscal year ended December 31, 2006, three customers represented approximately 46% of our sales. Management believes that the relationship with these customers is good.

We purchase the majority of our raw materials directly from numerous local fabric and accessories suppliers. We may also purchase finished goods from other contract manufacturers. One supplier represented approximately 11 % of our raw materials purchases in the fiscal year ended December 31, 2006. We have not experienced difficulty in obtaining raw materials essential to our business and management believes that the relationship with our suppliers is good.

In 2006, we operated two factories in the Nanjing Jiangning Economic and Technological Development Zone and in Shangfang Town, located in the Jiangning District in Nanjing, China.

We made a deposit to purchase a fifty-year land use right on 112,442 square meters of land in Nanjing Jiangning Economic and Technological Development Zone. The land contains an existing facility of 26,629 square meters, which includes manufacturing and office space. On April 7, 2006, we closed the transaction with the local government of Nanjing City. On June 24, 2006, we obtained the title to the land for the land use rights for 50 years. By the end of 2006, we completed the construction of our new office buildings and the new factory. We have been consolidating our operation into our new headquarters and manufacturing facility since January 2007. The new manufacturing facility occupies an area of 10,000 square meters and is equipped with state-of-the art equipment.

Our two factories employ over 1,500 people with an annual production capacity of over 3 million pieces. All of our work force is non-union, and we consider our relations with our employees to be satisfactory.

In 2006, all Chinese manufacturers of certain garments were subject to aggregate export quotas, or limitations, to the United States and Europe. Although certain of our apparel products fall within the categories subject to the quotas with respect to exports to the United States and Europe, the Chinese government allocated a portion of the aggregate export quota to us based upon the amount of product that we exported in the prior year. The imposition of such quotas did not have a material affect on our net sales and its net margin (see Results of Operations below). As a result of our prior export performance, we were awarded a sufficient portion of the export quotas to enable us to increase our sales to customers in Europe and the U.S. despite the reinstitution of export quotas. We believe that our customer mix and its ability to adjust the types of apparel it manufactures will mitigate its exposure to such trade restrictions in the future.

Under the laws of the PRC, as a wholly foreign owned enterprise, in the fiscal year ended December 31, 2004, Goldenway was entitled to a 50% reduction in its income tax rate, from 24% to 12%. In the fiscal year ended December 31, 2005, Goldenway as a wholly foreign owned enterprise that exported over 70% of its products outside the PRC, is eligible for a 50% reduction in its tax rate from 24% to 12%. From 2006, Goldenway has an income tax rate of 12%. New-Tailun was approved by the PRC government as a wholly foreign-owned enterprise in 2006, and is entitled to applicable income tax exemptions in 2006 and 2007.

On August 27, 2007, we acquired Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company (“Catch-Luck”), which further expanded our production capacity. Catch-Luck is primarily engaged in the manufacturing and sale of garments to China, Europe, Japan and the United States. Founded in 1995, Catch-Luck has more than 500 non-union employees with annual production capacity of 1.2 million garment pieces. It currently operates one factory spanning 6,000 square meters in the Nanjing Jiangning Economic and Technological Development Zone. During the first half of 2007, Catch-Luck generated revenues of $9.7 million and net income of $1.2 million. Approximately 75% of revenues came from customers in Europe, 9% from customers in the U.S., 12% from customers in others and 4% from customers in Japan.

Sales and Expenses - Generally

We market and sell our products through a combination of international distributors and direct sales to brands and retail chain stores primarily in Europe, the United States and in Japan.

Our cost of net sales consists of the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, garment finishing fees, direct labor, and manufacturing overhead, including our contributions to a government mandated multi-employer defined contribution plan, packing materials and others. In addition, from time to time we subcontract manufacturing, which costs are included in our cost of net revenues.

Our selling expenses consist primarily of transportation and unloading charges and product inspection charges.

Our general and administrative expenses consist primarily of related expenses for executive, finance, accounting, facilities and human resources personnel, office expenses and professional fees.

RESULTS OF OPERATIONS

The following sections present management’s discussion and analysis of the historical results of operations of (i) Ever-Glory International Group, Inc. and (ii) Nanjing Catch-Luck Garments Co., Ltd.

EVER-GLORY INTERNATIONAL GROUP, INC.

The following is a discussion and analysis of the results of operations of Ever-Glory International Group, comparing the years ended December 31, 2004, 2005 and 2006, and the six-month period ending June 30, 2006 and 2007. In connection with the following discussion, please refer to the Selected Consolidated Financial Data of Ever-Glory International Group appearing on page 32 of this prospectus.

Six Months Ended June 30, 2007 Compared To Six Months Ended June 30, 2006

Net Sales, Cost of Sales and Gross Margin

Total net sales for the six months ended June 30, 2007 were $21,006,831 an increase of 45.31% from $14,456,071 for same period in 2006. Our increase in net sales was primarily attributable to an overall increase in sales to customers in Europe, the U.S., Japan and China. As of June 30, 2007, sales to customers in Europe increased by $3,691,144 or 48%, sales to customers in the U.S. increased by $2,454,047 or 74%, sales to customers in Japan increased by $869,640 or 37.5%, and sales to customers in China increased by $32,417 or 4.87% as compared to 2006.

Cost of sales for the six months ended June 30, 2007 was $17,880,051, an increase of $5,803,179 from $12,076,872 for the six months ended June 30, 2006. As a percentage of net sales, cost of sales increased to approximately 85.12% for the six months ended June 30, 2007 from approximately 83.54% for the six months ended June 30, 2006. Consequently, gross margin as a percentage of net sales decreased to approximately 14.88% for the six months ended June 30, 2007 from approximately 16.46% for the six months ended June 30, 2006. The decrease of gross margin was mainly attributable to the increase of purchase price of raw materials as a result of the appreciation of exchange rate of RMB to US dollars.

Operating Expenses

Selling expenses as of June 30, 2007 decreased by 2% from $269,684 in 2006 to $264,195 in 2007. The decrease in selling expenses was mainly attributable to the decrease of bidding expenses for export quotas to Europe and US markets.

General and administrative expenses totaled $934,443 for the six months ended June 30, 2007, a large increase of $497,973 from $436,470 for the six months ended June 30, 2006. The increase was mainly attributable to several factors. Firstly, the Additional payment of $48,916 for our new land and building taxes incurred in every May from 2007. Secondly, expenses relating to new manufacturing and office equipment increased $82,434. Thirdly, the management salaries and life insurance expenses increased by 297,802 due to the expansion of our business and the acquisition of New-Tailun. Lastly, we had a foreign exchange loss of $39,700 as a result of the appreciation of RMB against the US dollar.

Professional fees associated with our trading activities on the OTCBB market totaled $318,097 for the six months ended June 30, 2007, an decrease of $28,423 or 8.2% from $346,520 for the six months ended June 30, 2006.

Net Income

Net Income for the six months ended June 30, 2007 was $1,140,421, an increase of $17,964 from $1,122,457 for the six months ended June 30, 2006. The slight increase was achieved as a result of our gradual digestion of the big increase of general and administrative and depreciation and amortization expenses for the six months ended June 30, 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Sales, Cost of Sales and Gross Margin

Net Sales

Total net sales for the year ended December 31, 2006 were $31,974,990, an increase of 196% from $10,813,961 for 2005. Our increase in Total Net Sales was primarily attributable to an increase in sales to customers in Europe, the US and in PRC. The increase in net sales was primarily attributable to two factors. First, our acquisition of New-Tailun contributed an additional $9,642,622 to our overall net sales (representing 46%), and second, we experienced an overall increase in sales to customers in Europe, the U.S. and the PRC. In 2006, sales to customers in Europe increased by $9,980,946 or 185.14%, sales to customers in the U.S. increased by approximately $2,627,360 or 192.2 % and sales to customers in PRC increased by approximately $484,535 or 69% as compared to 2005.

Cost of Sales and Gross Margin

Cost of sales for the year ended December 31, 2006 was $26,363,023, an increase of 203% from $8,712,565 in 2005. As a percentage of revenues, cost of sales increased to approximately 82.4% for 2006 from approximately 80.57% for 2005. Consequently, gross margin as a percentage of revenues decreased to approximately 17.6% for 2006 from approximately 19.43 % for 2005. Of the 1.8% decrease in gross margins, approximately 77% of the decrease is attributable to an increase in the material purchasing price and approximately 23% of the decrease was attributable to increases in labor costs, which could not entirely be passed on to our customers.

Export Quota Charges

Export quota charges in 2006 was $153,997 compared with Nil in 2005. The charges were mainly attributable to the bidding expenses for export quotas of certain categories of apparel products paid to the Chinese government.

Selling, and General and Administrative Expenses

Selling expenses increased by 507% from $85,108 in 2005 to $516,719 in 2006. The increase in selling expenses was mainly attributable to an increase in transportation and logistic costs.

General and administrative expenses in 2006 increased by 64.3% to $982,280 from $597,727 in 2005. The increase of general and administrative expenses was mainly attributable to the increase of the expenses related to the investor relations activities.

Salaries and Allowances

Salaries and allowances of the management in 2006 increased by 298% from $213,825 in 2005 to $851,947. The increase was mainly due to the increase in salaries for our management. We believe that such increase was necessary for us to support our business expansion and to implement our strategic plan of future growth.

Interest Expenses

Interest expense was $285,876 in 2006 compared to $74,284 in 2005. The primary reasons for the increase in interest expense were increase in our short term bank loans associated with our construction. In August, 2006, we entered into credit agreements with Nanjing City Commercial Bank to borrow an aggregate principal amount of up to $6.41 million that mature within twenty-four (24) months.  As of December 31, 2006, our loan balance was $4,482,180 compared to $611,247 in 2005. This loan bears interest at monthly rates at 0.4875%.

In addition, as of December 31, 2006, we have borrowed $4,859,656 from a related party primarily to fund the increase registered capital of Goldenway. Interest paid to this related party totaled $235,859 as of December 31, 2006. We did not enter any written agreement with this related party.

Income Tax Expenses

Income tax expenses in 2006 were $312,010, an increase of $150,330 from $161,680 in 2005.

Net Income

Net Income in 2006 was $2,471,255, an increase of $1,427,715 or 137% from $1,043,540. The increase was mainly attributable to the increase of our net sales.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales, Cost of Sales and Gross Margin

Net Sales

Total net sales for the year ended December 31, 2005 were $10,813,961, an increase of 36% from $7,967,601 for 2004. Our increase in net sales was primarily attributable to an increase in sales to customers in the EU, the US and in Japan. In 2005, sales to customers in the EU increased by $0.92 million or 131%, sales to customers in the U.S. increased by approximately $3.0 million or 207% and sales to customers in Japan increased by approximately $1.65 million or 97% as compared to 2004.

Cost of Sales and Gross Margin

Cost of sales for the year ended December 31, 2005 was $8,712,565, an increase of 43% from $6,092,868 for 2004. The increase in cost of sales was mainly attributable to the increase in sales. As a percentage of revenues, cost of sales increased to approximately 81% for 2005 from approximately 76% for 2004. Consequently, gross margin as a percentage of revenues decreased to approximately 19% for 2005 from approximately 24% for 2004. Of the 5% decrease in gross margins, approximately 3.7% is attributable to an increase in the acceptance of lower margin orders to increase our allocation of future export quotas and approximately 1.3% was attributable to increases in labor costs, which could not entirely be passed on to our customers.

Selling, and General and Administrative Expenses

Selling expenses increased by 167% from $31,826 in 2004 to $85,108 in 2005. The increase in selling expenses was mainly attributable to an increase in transportation and logistic costs as well as an increase in inspection fees.

General and administrative expenses in 2005 increased by 870% to $597,727 from $61,611 in 2004. While general and administrative expenses related to operations decreased by 36% from $418,060 in 2004 to $265,484 in 2005, general and administrative expenses associated with being a U.S. publicly traded company increased to $546,068 in 2005 from $0 in 2004. Income before taxes in 2005 was $1,205,220, a decrease of $173,219 from $1,378,439 in 2004.

NANJING CATCH-LUCK GARMENTS CO., LTD. - RESULTS OF OPERATIONS

The following is a discussion of the results of operations of Nanjing Catch-Luck Garments Co., Ltd. (acquired by us in September 2007), comparing the years ended December 31, 2004, 2005 and 2006, and the six-month periods ending June 30, 2006 and 2007. In connection with the following discussion, please refer to the Selected Consolidated Financial Data of Nanjing Catch-Luck Garments Co., Ltd. appearing on page 33 of this prospectus, and the financial statements beginning on page F-1.

Six Months Ended June 30, 2007 Compared To Six Months Ended June 30, 2006

Sales, Cost of Sales and Gross Margin

Catch-Luck’s total net sales for the six months ended June 30, 2007 were $9,656,704, an increase of 26% from $7,660,460 for same period in 2006. The increase in total net sales was primarily attributable to an increase in sales to customers in the EU and the U.S. As of June 30, 2007, sales to customers in the EU increased by $2,884,743 or 67%, and sales to customers in the U.S. increased by $469,712 or 130%, as compared these respective sales amounts in 2006.

Cost of sales for the six months ended June 30, 2007 was $8,152,343, an increase of $1,802,346 from $6,349,997 for the six months ended June 30, 2006. As a percentage of revenues, cost of sales increased to approximately 84% for the six months ended June 30, 2007 from approximately 83% for the six months ended June 30, 2006. Consequently, gross margin as a percentage of revenues decreased to approximately 16% for the six months ended June 30, 2007 from approximately 17% for the six months ended June 30, 2006. The decrease of gross margin was mainly attributable to a slight increase in the cost of raw materials as compared to 2006.

Operating Expenses

Catch Luck’s selling expenses as of June 30, 2007 increased by 324% from $14,503 in 2006 to $61,515 in 2007. The increase in selling expenses was mainly attributable to the increase of transportation expenses to the EU and US markets.

General and administrative expenses totaled $301,997 for the six months ended June 30, 2007, an increase of $164,502 from $137,495 for the six months ended June 30, 2006. The increase was mainly attributable to the increase of the management salaries and life insurance expenses due to the expansion of the business.

Net Income

Net Income for the six months ended June 30, 2007 was $1,140,421 a slight increase of $17,964 from $1,122,457 for the six months ended June 30, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Sales, Cost of Sales and Gross Margin

Net Sales

Catch-Luck’s total net sales for the year ended December 31, 2006 were $19,719,926, an increase of 381% from $4,099,612 in 2005. The increase in net sales was primarily attributable to an overall increase in sales to customers in the EU, the US, Japan and China. In 2006, sales to customers in the EU increased by $8,516,761 or 473%, sales to customers in the U.S. increased by approximately $3,468,937 or 11,709%, sales to customers in Japan increased by approximately $1,750,629 or 99%, and sales to customers in China increased by approximately $830,897 or 205%, respectively, as compared to 2005.

Cost of Sales and Gross Margin

Catch Luck’s cost of sales for the year ended December 31, 2006 was $16,715,572, a decrease of 351% from $3,703,977 for 2005. The increase in cost of sales was mainly attributable to the increase of our sales. As a percentage of revenues, cost of sales decreased to approximately 85% for 2006 from approximately 90.35% for 2005. Consequently, gross margin as a percentage of revenues increased to approximately 15% for 2006 from approximately 9.65% in 2005. The increase in gross margins was mainly attributable to the increase in the acceptance of higher margin orders from the EU and the United States.

Selling, and General and Administrative Expenses

Selling expenses in 2005 increased by 146% from $22,721 in 2005 to $55,858 in 2006. The increase in selling expenses was mainly attributable to an increase in transportation and logistic costs.

General and administrative expenses in 2006 increased by 62% to $112,456 from $69,557 in 2005. The increase of general and administrative expenses were mainly associated with an increase in salaries for management for the expansion of our business.

Net Income

Net income in 2005 was $2,564,015, an increase of $2,516,956 from $47,059 in 2005. The increase in net income is mainly attributable to our significant increase in sales and general acceleration of Catch-Luck’s business.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales, Cost of Sales and Gross Margin

Net Sales

Catch-Luck’s total net sales for the year ended December 31, 2005 were $4,099,612, an increase of 5.4% from $3,890,885 in 2004. The increase in net sales was primarily attributable to an increase in sales to customers in the EU, the US and China. In 2005, sales to customers in the EU increased by $370,190 or 25.89%, sales to customers in the U.S. increased by approximately $29,627 from $0 in 2004. Sales to customers in China increased by approximately $126,601 or 41.10% as compared to 2004.

Cost of Sales and Gross Margin

Catch-Luck’s cost of sales for the year ended December 31, 2005 was $ 3,703,977, a decrease of 3.98 % from $3,857,615 in 2004. The decrease in cost of sales was mainly attributable to the decrease in our garment finishing fees. As a percentage of revenues, cost of sales decreased to approximately 90.4% for 2005 from approximately 99.1 % for 2004. Consequently, gross margin as a percentage of revenues increased to approximately 9.7% for 2005 from approximately 0.86%. The increase in gross margins was mainly attributable to the increase in the acceptance of higher margin orders from EU and China.

Selling, and General and Administrative Expenses

Selling expenses in 2005 increased by 28.29% from $17,710 in 2004 to $22,721 in 2005. The increase in selling expenses was mainly attributable to an increase in transportation and logistic costs.

General and Administrative expenses in 2005 were $69,557, a slight increase of $434 from $69,123 in 2004.

Net Income

Net Income in 2005 was $47,059, an increase of $173,244 compared to a $126,185 loss in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Ever-Glory International Group, Inc.

As of June 30, 2007, we had cash and cash equivalents of $430,217, other current assets of $7,220,087 and current liabilities of $7,557,287. To date, we have financed our operations primarily from the cash flow derived from our operations, and cash flow from those operations is expected to continue to be our primary source of funds to finance our short-term cash needs.

Net cash provided by operating activities as of June 30, 2007 was $4,212,592, compared with net cash used in operating activities in the same quarter in 2006 of $753,220. Our primary source of operating cash flow was net income of $1,140,421. During this period, we strengthened our effort in the collection of account receivables from our related parties. The large increase in our net cash was attributable to a large decrease of accounts receivable from related companies of $4,458,590.

Net cash used in investing activities was approximately $1,538,683 as of June 30, 2007, compared with $1,243,764 in the same quarter of 2006. The increase was primarily attributable to increase in expenses associated with new manufacturing and office equipment.

Net cash used in financing activities as of June 30, 2007 was $2,873,585, compared to $2,595,158 provided by financing activities in the same quarter in 2006. The large decrease was attributable to our repayment of $2,587,322 in borrowings from our local bank during the quarter.

On August 15, 2006, Goldenway entered into credit agreements with our local bank, Nanjing City Commercial Bank, for the authorization of borrowing an aggregate principal amount of up to $6.41 million within 24 months. The loans were secured by our new facilities and were used to fund construction costs as well as part of our operations. As of June 30, 2007, we have borrowed $1,967,265. The maturity date of these borrowings can be extended on demand within 24 months. We plan to repay the loans with cash flows from our operations. In the event we do not have available cash flows from our operations to repay these loans, we will consolidate and refinance the loans upon maturity. There are no financial ratios or tests are included in our credit facility.

In addition, as of June 30, 2007, we borrowed $4,356,755 from a related party for the main purpose of funding the increased registered capital of Goldenway. Interest paid to this related party totaled $261,890 as of June 30, 2007.

Capital Commitments

Pursuant to the Articles of Association of Goldenway, registered capital of approximately $17.5 million must be paid into Goldenway by February 1, 2008. The increased registered capital will be contributed in installments within three years of the issuance of Goldenway’s updated business license. As of June 30, 2007, we have paid $2.6 million of its registered capital requirements. The remaining $14.9 million is due on February 1, 2008. We anticipate that cash flows from operations and borrowings from banks will be used to pay for these capital commitments.

Uses of Liquidity

Our cash requirements as of June 30, 2007 are primarily to fund our operations. We also plan to acquire additional manufacturing capacity in the future to strengthen and stabilize our manufacturing base. We are also looking to establish our own distribution and logistics channels in overseas markets and to launch our own brand directly to the Chinese market. In addition, we will need to make the required capital contributions to our subsidiary, Goldenway.

Sources of Liquidity

Our primary source of liquidity for its short-term cash needs is expected to be cash flow generated from operations, and cash and cash equivalents currently on hand. We believe that we will be able to borrow additional funds if needed.

We believe our cash flow from operations together with our cash and cash equivalents currently on hand will be sufficient to meet our working capital, capital expenditures and other commitments through December 2007. For our long-term cash needs, we are currently considering a number of different debt and equity financing opportunities, however, there can be no assurance that adequate funds will be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to our existing shareholders may result. If funding is insufficient at any time in the future, we will rely upon our cash flows from operations to finance our business.

As of June 30, 2007, we had outstanding borrowings under a credit facility with a bank of approximately $1,967,265. As of June 30, 2007, we did not have any standby letters of credit or standby repurchase obligations.

Foreign Currency Translation Risk

Our major operations are in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollar and the Chinese Renminbi (RMB). Sales of our products are in dollars. During 2003 and 2004 the exchange rate of RMB to the dollar remained constant at 8.26 RMB to the dollar. On July 21, 2005, the Chinese government adjusted the exchange rate from 8.26 to 8.09 RMB to the dollar. In 2006, the RMB kept on appreciating to the U.S. dollar. As of June 30, 2007, the market foreign exchanges rate was increased to 7.62 RMB to one U.S. dollar. As a result, the ongoing appreciation of RMB to the U.S. dollar negatively impacted our gross margins for the three and six months ending June 30, 2007. We are always negotiating order price adjustments with most of our customers based on the changing market foreign exchange rates, which we believe will reduce our exposure to exchange rate fluctuations in the future and pass some increase of the cost to our customers.

In addition, the financial statements of Goldenway and New-Tailun (whose functional currency is the RMB) are translated into U.S. dollars using the closing rate method. The balance sheet items are translated into U.S. dollars using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity. Gains from foreign currency translation for the periods ended June 30, 2007 and 2006 were $362,080 and $238,307, respectively.

Nanjing Catch-Luck Garments Co., Ltd.

As of June 30, 2007, Catch-Luck had cash and cash equivalents of $19,095, other current assets of $5,223,052 and current liabilities of $2,082,515. To date, Catch-Luck has financed its operations primarily from operations and cash flow from operations is expected to continue to be Catch-Luck’s primary source of funds to finance its short-term cash needs.

Net cash provided by operating activities of Catch-Luck for 2007 was $1,410,880, compared with $417,838 in 2006. The increase in net cash was mainly attributable to the increase of accounts payable to the related parties as compared to the same period in 2006.

Net cash used in investing activities by Catch-Luck was approximately $1,631,457 in 2007, compared with $388,593 in 2006. The increase was associated with the borrowing to a related party.

Capital Commitments

As of June 30, 2007, Catch-Luck had no commitments for capital projects.

Uses of Liquidity

Catch-Luck’s cash requirements as of June 30, 2007 are primarily to fund operations and to complete the new manufacturing facility in Nanjing. Catch-Luck plans to expand its manufacturing capacity in the future to strengthen and stabilize its manufacturing base.

Sources of Liquidity

Catch-Luck’s primary source of liquidity for its short-term cash needs is expected to be cash flow generated from operations, and cash and cash equivalents currently on hand. Catch-Luck believes that will be able to borrow additional funds if needed.

Catch-Luck believes its cash flow from operations together with its cash and cash equivalents currently on hand will be sufficient to meet its working capital, capital expenditure and other commitments as of June 30, 2007. For its long-term cash needs, Catch-Luck may consider various financing opportunities such as debt financing, however, there is no assurance that adequate funds will be available on terms acceptable to it.

Foreign Currency Translation Risk

Similar to Ever-Glory, Catch-Luck’s major operations are in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollar and the Chinese Renminbi. Catch-Luck also negotiates order price adjustments with most of its customers based on the daily market foreign exchange rates, which it believes will reduce exposure to exchange rate fluctuations in the future and pass some increase of the cost to its customers.

In addition, the financial statements of Catch-Luck (whose functional currency is the RMB) are translated into US dollars using the closing rate method. Catch Luck’s foreign currency translation gain for the six months ended June 30, 2007 and 2006 was $88,626 and $17,427 respectively.

CRITICAL ACCOUNTING POLICIES

We have identified critical accounting policies that, as a result of judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operation involved could result in material changes to our financial position or results of operations under different conditions or using different assumptions. The most critical accounting policies and estimates are:

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for the useful life of property and equipment.

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the specific identification method.

Fair value of financial instruments, our financial instruments consist of accounts receivable, accounts payable and accrued liabilities are reflected in the financial instruments. The fair value of financial instruments approximate their recorded values.

We recognize revenue upon delivery to our customers for local sales and upon shipment of the products for export sales, at which time title passes to the customer.

Details regarding our use of these policies and the related estimates are described in the accompanying financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005. During the year ended December 31, 2006, there have been no material changes to our critical accounting policies that impacted our consolidated financial condition or results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155”), which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities (“SFAS 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. We are currently evaluating the impact this new Standard, but believes that it will not have a material impact on our financial position.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have a material impact on our results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in our financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact this new Standard, but believes that it will not have a material impact on our financial position.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. We are currently evaluating the impact this new Standard, but believes that it will not have a material impact on our financial position.

In September 2006, FASB issued Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R). This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for us would be for any full fiscal years ending after December 15, 2006. We are currently evaluating the impact this new Standard, but believes that it will not have a material impact on our financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. We are currently evaluation the impact this new Standard, but believe that it will not have material impact on our financial position.

LEGAL PROCEEDINGS

We were named as a defendant in an action pending in the U.S. District Court for the Northern District of Ohio. The action was filed on February 22, 2006 by Plaintiff Douglas G. Furth. The other principal parties are named defendants John Zanic, Wilson-Davis & Co., and Godwin, Pappas, Longley & Ronquillo, LLP. The action alleges that we breached an agreement with the plaintiff under which we had promised to provide plaintiff 1,000,000 shares of its common stock in exchange for certain assistance in marketing and financial public relations services. The action seeks an award of damages in excess of $75,000. We denied that we were a party to such an agreement, that we breached the agreement or that we are otherwise liable. We intend to vigorously defend our legal position. After vigorously defending this action, the complaint was voluntarily dismissed by the Plaintiff without prejudice from an action pending in the U.S. District Court for the Northern District of Ohio. In May 2007, Plaintiff Douglas G. Furth has filed a Second Amended Complaint in the Litigation asserting claims against us and other principal parties. We have denied all the claims and have filed the responses and objections to the Plaintiff and asked for dismissal with prejudice by the plaintiff. No payment was made to plaintiff and no settlement has been discussed between us and the Plaintiff.

We were also a named defendant in a civil action in the U.S. court of common pleas of Allegheny County, Pennsylvania. The civil action was filed on April 17, 2006 by Plaintiff Mark B. Aronson. The action alleged that we violated the Pennsylvania Unsolicited Telecommunication Advertisement Act by issuing “spam” emails soliciting purchasers for our common stock. The action seeks an award of damages in excess of $12,100. We denied that we were a party to the alleged conduct, and vigorously defended our legal position. On January 4, 2007, the case was dismissed without prejudice by the Plaintiff.  To date, no settlement agreement has been discussed between us and the Plaintiff.

We are aware that “spam” emails soliciting purchasers for our common stock have originated from unknown sources; we have never participated nor would we ever participate or authorize in the distribution of “spam” email to solicit purchasers of our common stock. We have declared an anti-spamming policy on our website.

MANAGEMENT

The following table includes the names, positions held, and ages of our current executive officers and directors as of September 30, 2007:

Name	Age	Position	Held Position Since
Kang Yi Hua	44	Chief Executive Officer, President, and Director	1993
Sun Jia Jun	34	Chief Operating Officer and Director	2000
Guo Yan	30	Chief Financial Officer and Director	2005
Wei Ru Qin	53	Director	2000
Li Ning	44	Director	2000
Jin Qiu	33	Secretary	2005

Each Director will hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Kang Yi Hua has served as our President and Chief Executive Officer and as the Chairman of our Board of Directors, since 2005. From December 1993 to the present, Mr. Kang has served as the President and Chairman of the Board of Directors of Goldenway Nanjing Garments Co., Ltd., our subsidiary. Mr. Kang has extensive worldwide managerial and operational experience focusing upon business development and strategic planning. Mr. Kang formerly was the party Branch Secretary of the Management Department, Nanjing Aeronautics and Astronautics University, and the Vice General Manager of the Import and Export Department of Nanjing Shenda Company. Mr. Kang earned a Bachelor’s degree in Management from Beijing Aeronautics and Astronautics University and a Bachelor’s degree in Engineering from Nanjing Aeronautics and Astronautics University.

Sun Jia Jun has served as our Chief Operating Officer and a member of our board of directors since 2005. Mr. Sun has been a member of the Board of Directors of Goldenway since 2000. From July 1996 to November 2002, Mr. Sun was the General Manager of International Trade Department at Goldenway. Mr. Sun has more than 8 years experience in import and export in the textile industry. Mr. Sun earned a Bachelor’s degree from the Wuhan Textile Industry Institute.

Guo Yan has served as our Chief Financial Officer since 2005, and was appointed to our board of directors on August 1, 2007. From July 1999 to 2004, Ms. Guo was the section chief of the financial and accounting department of Goldenway. Ms. Guo earned a Bachelor’s degree in Accounting from the Nanjing Audit Institute.

Wei Ru Qin has been a member of our board of directors since 2005. Mr. Wei has been the head of the Auditing Department of Goldenway since 2000. Mr. Wei has more than 20 years experience in accounting and finance management in the construction and textile industries. Mr. Wei formerly served as a Vice Manager at Lishui Textile Garment Industry Company and Manager at Lishui Second Light Textile Products Material Supply & Marketing Office.

Li Ning has been a member of our board of directors since 2005. Mr. Li has been a member of Goldenway’s board of directors since 2000. Mr. Li has more than 10 years experience in finance and investment management. Mr. Li earned a Bachelor’s degree in Computer Science from Nanjing Aeronautics and Astronautics University.

Jin Qiu has served as our Corporate Secretary since 2005. From 2003 to 2005, Mr. Jin served as the secretary to the president Mr. Kang Yihua in the aspects of corporation development planning and investment management. Mr. Jin earned a Bachelor’s degree in English culture from Beijing Institute of International Relations and a Master’s degree in Economics from Nanjing University.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.     any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.     any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.     being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.     being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

Our Board of Directors does not have a separate audit committee. The board has determined that it does not have a member of the board that qualifies as an “audit committee financial expert”, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. However, we are considering appointing an independent qualified financial expert to our board of directors in order to strengthen and improve its internal disclosure controls and procedures.

Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, as well as persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports with the Securities and Exchange Commission. On September 15, 2006, Messers Kang, Yan, Wei, Sun and Li each has filed a Form 5 to report the exchange of their shares of common stock for shares of preferred stock, which exchange was effected on October 27, 2005. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, senior executive officers, principal accounting officer, controller and other senior financial officers. Our code of business conduct and ethics is available on our website at www.everglorygroup.com. A copy of our code of business conduct will be provided to any person without charge, upon written request sent to us at our offices located at 100 N. Barranca Ave. #810 West Covina, California 91791, Attention “Shareholder Relations.”

The board of directors and management are currently reviewing our code of business conduct in connection with an overall review of our corporate governance and other policies in light of Section 406 of the Sarbanes-Oxley Act. We will timely disclose any amendments to or waivers of certain provisions of our code of business conduct and ethics as required by the Securities Exchange Act and the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

The table below sets forth information concerning compensation paid to our chief executive officer, Kang Yi Hua, during fiscal 2006. None of our executive officers had annual compensation that exceeded USD $100,000 in the last fiscal year. No stock, options, non-equity incentive plan compensation or deferred compensation were issued or granted to our management during 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Total($) (1)
Kang Yi Hua, Chairman of the Board, Chief Executive Officer and President	2006	$12,675	$12,675

(1) All compensation is paid in RMB. The amounts in the foregoing table have been converted to U.S. dollars at the conversion rate of 7.8078 RMB to one U.S. dollar.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

There are no employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any director or executive officer of us which would in any way result in payments to any such person because of his resignation, retirement, or other termination of employment with us, any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

The table below sets forth information concerning compensation paid to our directors during fiscal 2006.

DIRECTOR COMPENSATION

Name and Principal Position	Year	Salary ($) (1)	Total($) (1)
Kang Yi Hua	2006	$-0- (2)	$-0- (2)
Sung Jiajun	2006	$-0- (3)	$-0- (3)
Yang Xiao Dong	2006	$5,262	$5,262
Li Ning	2006	$4,862	$4,862
Wei Ruquin	2006	$4,275	$4,275

(1)	All compensation was paid in RMB. The amounts in the foregoing table have been converted into U.S. dollars at the conversion rate of 7.8078 RMB to the dollar.

(2)
Mr. Kang was not paid additional compensation as a director; however, he received salary during 2006 of $12,675 and total compensation of $12,675 in consideration of his services as our Chief Executive Officer.

(3)
Mr. Sung was not paid additional compensation as a director; however, he received salary during 2006 of $8,631 and total compensation of $8,631 in consideration of his services as our Chief Operating Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

None of our executive officers were granted or otherwise received any option, stock or equity incentive plan awards during 2006 and there were no outstanding unexercised options previously awarded to our officers and directors, at the fiscal year end, December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of December 31, 2006 by each person known to us to own more than five percent (5%) of our common stock and by each of our current directors, and by all of our directors and officers as a group. The table has been prepared based on information provided to us by each shareholder.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class	Amount and Nature of Beneficial Ownership of Series A Preferred Stock (1)	Percent of Class

Executive Officers and Directors (2)
Yi Hua Kang	614,338	3.1%	6,238	79.1%
Xiao Dong Yan	-	-	499	6.3%
Ru Qin Wei	-	-	115	1.5%
Jia Jun Sun	-	-	230	2.9%
Ning Li	-	-	384	4.9%
Yan Guo	-	-	-	-
All Executive Officers and Directors as a Group (six persons)	614,338	3.1%	7,466	94.7%

(1)
The percentage of shares beneficially owned is based on 19,971,758 shares of common stock outstanding and 7,883.551 shares of series A preferred outstanding. Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment and dispositive power of the shares. On or about October 27, 2005, each of the shareholders listed in this table, as well as other shareholders holding an aggregate of 336,573 shares (total 7,883,551 shares) exchanged their shares of common stock for 7,883.551 shares of preferred stock, in order to increase the availability of authorized common stock for public shareholders.  In addition, on November 1, 2005, we effected a 7.6-for-1 forward stock split of its common stock in the form of a stock dividend, which increased the number of outstanding shares of common stock to 19,971,758 shares. As a result, each share of preferred stock has the same voting, dividend and liquidation rights as 7,600 shares of common stock and will convert back into common stock at such time as we are able to increase the number of authorized shares of common stock to no less than 500,000,000 shares.

(2)	The address for each of Ever-Glory’s directors and executive officers is the principal office of Ever-Glory International Group, Inc., 100 N. Barranca Ave. #810, West Covina, California 91791.

Equity Compensation Plan Information

We have not adopted any equity compensation plan as of September 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2006, we sub-contracted approximately $2.7 million of manufacturing to six companies related to us: (1) Nanjing Jiangning Shangfang Garments Co., Ltd.; (2) Nanjing New-Tailun Garment Co., Ltd.; (3) Kunshan Entin Fashion Co., Ltd.; (4) Nanjing Catch-Luck Garments Co., Ltd.; (5) Ever-Glory Enterprise (Chuzhou) Co., Ltd.; and (6) Nanjing Ever-Kyowa Garment Washing Co., Ltd. We provided raw materials to the sub-contractors who charged us a fixed labor charge for the sub-contracting work. As of December 31, 2006, we owed $1,408,504 to seven companies related to us: (1) Ever-glory Enterprise (Chuzhou) Co., Ltd.; (2) Nanjing Hi-Tech Knitting & Weaving Technology Development Co., Ltd.; (3) Nanjing Marukuwa Interior Co., Ltd.; (4) Nanjing Ever-Kyowa Garment Washing Co., Ltd.; (5) Jiangsu Ever-Glory International Group Corporation; (6) Kunshan Entin Fashion Co., Ltd.; and (7) Nanjing Goldenway Garments Co., Ltd. pursuant to these sub-contracting arrangements. The companies referred to in this paragraph are related to us as follows:

ཉ
Jiangsu Ever-Glory International Group Corporation currently owns a controlling interest in Nanjing Jiangning Shangfang Garments Co., Ltd., Nanjing Ever-Kyowa Garment Washing Co., Ltd. and Kunshan Entin Fashion Co., Ltd. and a minority equity interest in Nanjing Marukuwa Interior Co., Ltd. Mr. Kang, our Chief Executive Officer and the Chairman of the Board of Directors, is also the chief executive officer and majority shareholder of Jiangsu Ever-Glory International Group Corporation.

ཉ	Nanjing New-Tailun Garment Co., Ltd., was acquired by us on December 30, 2006. Its balance has been eliminated in consolidation.

ཉ	Nanjing Goldenway Garments Co., Ltd., is our subsidiary. Its balance has been eliminated in consolidation.

ཉ	We entered into agreements in 2006 to acquire all of the equity interests of Nanjing Catch-Luck Garments Co., Ltd., and the acquisition was consummated on September 27, 2007.

ཉ
Mr. Yan Xiao Dong, a director, owns a controlling interest in Ever-Glory Enterprise (Chuzhou) Co., Ltd. and Nanjing Hi-Tech Knitting & Weaving Technology Development Co., Ltd. Mr. Li Ning and Mr. Kang, directors, are also directors of Nanjing Hi-Tech Knitting & Weaving Technology Development Co., Ltd.

In addition, during 2006, these related companies purchased finished goods and sub-contract manufacturing services from us totaling $86,672. As of December 31, 2006, accounts receivable from these related companies for finished goods and sub-contracting services was $48,812.

During 2006, we borrowed $4,238,526 from Bluepower Holding Ltd., the sole beneficial owner of which is Ms. Guo Yan, our Chief Financial Officer. Ms. Guo Yan was also appointed to our board of directors in August 2007. Interest charged for these borrowings was 6% per annum on the amounts due. Total interest charged for the fiscal year ended December 31, 2006 was $235,859.

During 2006, we received rental income of $18,811 for the lease of factory space to a related company.

During 2006, Jiangsu Ever-Glory International Group Corporation provided treasury services to us by negotiating all of our letters of credit and receiving proceeds relating to these services and paying creditors for inventory purchases made by us. As of December 31, 2006, we are owed $2,467,955 from this related company.

On November 9, 2006, we entered into a purchase agreement with Ever-Glory Hong Kong which is owned 100% by Yan Xiao Dong, whereby this related company sold all of its shares in New-Tailun to us. Pursuant to the terms of the purchases agreement, we will pay to a related company an amount of $2,000,000 in cash and our common stock equivalent to $10,000,000 on the date of the transfer within 90 days of the closing of the New-Tailun transaction. In or around September 2007, we paid $2,000,000 and issued 20,833,333 shares of our restricted common stock to a related company for consideration of the New-Tailun transaction.

On August 27, 2007, we closed the transaction set forth in the Agreement for the Purchase and Sale of Stock dated June 26, 2006 (as amended on August 31, 2006) by and between us, our wholly owned subsidiary, Perfect Dream Ltd., a British Virgin Islands corporation (“Perfect Dream”), Ever-Glory Enterprises (HK) Ltd., a British Virgin Island company (“Ever-Glory Hong Kong”) and Nanjing Catch-Luck Garments Co. Ltd., a Chinese limited liability company (“Catch-Luck”), pursuant to which we, through Perfect Dream, acquired 100% of the stock of Catch-Luck from Ever-Glory Hong Kong. Pursuant to the terms of the Agreement, we agreed to pay Ever-Glory Hong Kong an amount in Renminbi equal to US$600,000, and issue to Ever-Glory Hong Kong 13,076,923 shares of our common stock. As agreed, we issued the 13,076,923 shares of common stock at the closing of this transaction, and we will pay the USD $600,00 cash consideration within 90 days after the closing. In addition, upon Catch-Luck’s achievement of certain financial targets for the fiscal years 2008 and 2009, we will issue 11,538,461 shares of our common stock to Ever-Glory Hong Kong for each of those two fiscal years. Ever-Glory Hong Kong was owned 100% by our President and Chairman of the Board, Kang Yihua at the time we entered into the Agreement. Mr. Kang has subsequently transferred 100% of his interest in Ever-Glory Hong Kong to Yan Xiaodong who is a former director on our board. We and Ever-Glory Hong Kong have received a business valuation report for Catch-Luck from Savills Valuation and Professional Services Ltd. dated March 7, 2006. The board has been fully informed of the interests of each of the directors, including Mr. Kang, in Ever-Glory Hong Kong. The board has conditioned consummation of the transactions contemplated by the Agreement on approval of the agreement by a majority of our disinterested shareholders in accordance with the provisions of section 607.0832 of the Florida Business Organizations Code. None of the consenting shareholders have any interest in Ever-Glory Hong Kong or its affiliates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

DESCRIPTION OF SECURITIES

The following information describes our outstanding securities, and provisions of our Articles of Incorporation and bylaws, as amended and restated. This description is only a summary, and is qualified in its entirely by our exhibits and filings with the Securities and Exchange Commission.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 share of preferred stock, $0.0001 par value per share. As of June 30, 2006, there were 19,971,758 shares of our common stock issued and outstanding, and 7,883 shares of Series A Convertible Preferred Stock issued and outstanding, held of record by approximately a total of 22 persons (not including beneficial owners who hold shares at broker/dealers in “street name”). Our common stock is quoted on the OTC Bulletin Board under the symbol “EGLY.”

Common Stock

Under our amended and restated Articles of Incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of our liquidation, dissolution, or winding-up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of holders of our common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We have a series of preferred stock designated as the Series A Convertible Preferred Stock (“Series A Preferred”), holders of which have the right to automatically convert each such share of stock into a number of shares of our common stock upon fulfillment of certain conditions, namely, the authorization of a sufficient number of shares of common stock to permit the conversion of the Series A Preferred into common stock. The holders of Series A Preferred are entitled to receive, when and as declared by the Board our of any funds at the time legally available, dividends at the same time and on a parity with holders of our common stock, as if on the date immediately prior to the record date for such dividend, the Series A Preferred shares had been converted into common stock at the conversion rate. In case of our liquidation, dissolution, or winding-up, the holders of Series A Preferred will be entitled to receive an amount at the same time and on a parity with holders of our common stock, as if on the date immediately prior to the record date, the Series A Preferred shares had been converted into common stock at the conversion rate. The Series A Preferred have the right to vote as a class with the holders of our common stock, and the holders of our Series A Preferred will have such number of voting rights per share as if such holder had converted its shares into common stock. The rights, preferences, and privileges of holders of the Series A Preferred are determined solely by the members of our Board of Directors.

Options

As of September 30, 2007, we had no options issued and outstanding.

Senior Convertible Notes

On August 6, 2007, we issued $2,000,000 in principal amount of senior convertible notes in a private placement to six accredited investors. The holders of the notes have the right to convert their notes into common stock at a conversion price of $0.22 (“Conversion Price”), subject to adjustment for dilutive issuances, as well as stock splits, combinations and other similar changes. Based on the current Conversion Price, the notes would be convertible into 9,090,909 shares of our common stock. The notes are secured by all our assets except for our subsidiaries and by subsidiary guarantees, bear 6% interest per year payable in cash, and mature in two years. The notes are convertible at a fixed conversion price of $0.22 per share, into a total of approximately 9.1 million shares of common stock, provided, however that the notes are subject to full-ratchet anti-dilution protection, i.e., if we issue shares (with certain enumerated exceptions) at an average per-share price below $0.22 per share, the conversion price of the notes shall be adjusted downward to match such per-share price. Under the terms of the notes, the full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the notes. The holders of the notes may convert the unpaid principal amount the notes into our common stock at any time prior to maturity, at the applicable conversion price. We may at any time at our option, redeem the notes by paying 125% of the unpaid principal and accrued interest.

Warrants

On August 6, 2007, in connection with our $2,000,000 private placement in August 2007, we issued warrants to investors that are exercisable for up to approximately 9.1 million shares of our common stock with an exercise price of $0.32 per share, for a five-year period until August 2, 2012. The warrants are subject to full-ratchet anti-dilution protection in the event that we issue shares (with certain exceptions) at an average per-share price below $0.32 per share. Similar to the notes, under the terms of the warrants, full-ratchet anti-dilution adjustments do not apply to (i) the issuance of approximately up to $1.6 million of shares or shares under options to employees and consultants, (ii) securities issued in connection with acquisitions of third parties valued above $8 million; (iii) the issuance of approximately up to $1.6 million of shares or shares under warrants or other securities issued to non-affiliates for services rendered to us, as more fully described and set forth in the warrants. If at any time after fifteen months after the closing date there is no effective registration statement covering the resale of the shared underlying the warrants, the warrant holders may exercise their warrants by means of a cashless exercise. The resale of the shares of common stock underlying these warrants are not covered by this prospectus.

Registration Rights

We have agreed to use commercially reasonable efforts to file a registration statement to register the common stock underlying the notes within 60 days after the closing. We will be obligated to pay the investors a monthly penalty of 2% (up to a maximum of 10%) of the offering amount if we fail to meet the deadlines we agreed upon for filing and effectiveness of the registration statements to be filed in connection with the offering, or fail to maintain continuous effectiveness of one or more registration statements.

Registration of these shares of common stock upon exercise of these registration rights would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses related to any registration. Non-registration penalties do not apply when the holder can sell all of the holder’s shares pursuant to Rule 144(k) under the Securities Act.

Anti-Takeover Provisions and Florida Law

Our amended and restated articles of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. In particular, our amended and restated articles of incorporation and bylaws, as applicable, among other things:

ཉ
provide that special meetings of shareholders can be called by our chief executive officer, the board of directors or by shareholders holding shares entitling them to less than 10% of all votes entitled to be cast on any issue in a special meeting. In addition, the business permitted to be conducted at any special meeting of shareholders is limited to the business set forth in the notice of special meeting;

ཉ	provide for an advance notice procedure with regard to business to be brought before a meeting of shareholders, including selection of candidates for election to the board of directors;

ཉ
eliminate cumulative voting in the election of directors. Under cumulative voting, a minority of shareholders holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

ཉ	provide that vacancies on our board of directors may be filled by a majority of remaining directors in office, although less than a quorum;

ཉ
allow us to issue an aggregate of up to 5,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above; and

ཉ
may provide, by our articles of incorporation or amendment to our bylaws, that our board of directors may be divided into up to three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board would have the effect of making it more difficult for shareholders to change the composition of our board.

There are several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law. We have, however, elected to opt out of these provisions set forth in Sections 607.0901 and 607.0902 of the Florida Statutes.

Nonetheless, our amended and restated Articles of Incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Market Price of and Dividends on Common Equity and Related Shareholder Matters

Our common stock is not listed on any stock exchange. The common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “EGLY”. As of September 30, 2007, there were approximately 13 shareholders of record of our common stock and 9 preferred shareholders of record. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Our common stock is now quoted on the OTC Bulletin Board under the symbol “EGLY.” The following table sets forth the high and low bid information for the common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Bid Price
PERIOD	HIGH	LOW

FISCAL YEAR 2007:

Second Quarter ended June 30, 2007	$0.40	$0.28
First Quarter ended March 31, 2007	$0.45	$0.31

FISCAL YEAR 2006:

First Quarter ended March 31, 2006	$3.00	$0.90
Second Quarter ended June 30, 2006	$1.87	$0.90
Third Quarter ended September 30, 2006	$1.22	$0.35
Fourth Quarter ended December 31, 2006	$0.73	$0.28

FISCAL YEAR 2005:

First Quarter ended March 31, 2005	$0.55	$0.35
Second Quarter ended June 30, 2005	$0.82	$0.27
Third Quarter ended September 30, 2005	$0.60	$0.15
Fourth Quarter ended December 31, 2005	$1.01	$0.15

On October 1, 2007, the closing sale price of our common stock on the OTC Bulletin Board was $0.175 per share.

Transfer Agent and Registrar

Our transfer agent and registrar is Holladay Stock Transfer. Its address is 2939 North 67th Place, Scottsdale, Arizona 85251, and its telephone number is (480) 481-3940.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been relatively low trading volume for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, because the trading volume of our shares is relatively low, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price or our shares, and may limit our ability to raise equity capital in the future. Assuming conversion of the outstanding note at a conversion price of $0.22, we will issue an additional 9,090,909 shares. In addition, we note that in our August 2007 financing we also issued warrants for the purchase of up to 9,090,909 shares of common stock at an exercise price of $0.32 per share. If all of these notes and warrants were to be fully converted and exercised, we would have a total of approximately 51.2 million shares of common stock issued and outstanding, excluding any potential effect of anti-dilution provisions and excluding the conversion of preferred stock into common stock. When a registration statement is declared effective by the SEC (referred to as the “effective date”) covering the underlying shares of common stock, these shares, when issued, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% shareholders). See “Description of Capital Stock - Registration Rights” for additional information.

Assuming full registration of the shares covered by this prospectus, management estimates that over 90% of our common stock outstanding will be “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming full conversion of our Series A Preferred Stock, full conversion of the notes, and exercise of the warrants for cash. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent (1%) of the number of shares of common stock then outstanding and the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effective date of our registration statement for the shares in this prospectus, any employee, officer or director of or consultant to us who purchases shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 (if such plans are instituted and any plan shares are outstanding at that time). Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we may in the future, file registration statements under the Securities Act to register shares to be issued pursuant to employee benefit plans. As a result, any options exercised under any benefit plans after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of September 30, 2006, we had no outstanding options.

LEGAL MATTERS

Richardson & Patel LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus.

EXPERTS

Our consolidated financial statements for each of the twelve month periods ending December 31, 2006, 2005 and 2004 have been audited by our independent auditor, Jimmy C.H. Cheung & Co., certified public accountants registered with the Public Company Accounting Oversight Board as set forth in their report, which firm also reviewed our interim consolidated financial statements for the six months ending June 30, 2007. We have included our consolidated financial statements in this prospectus in reliance on the report of the above-named independent auditor, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Ever-Glory International Group, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we filed can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site (http://www.sec.gov).

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Financial Statements of Ever-Glory International Group, Inc.

Financial Statements of Nanjing Catch-Luck Garments Co., Ltd.

Pro Forma Financial Statements

Introduction to Pro Forma Financial Statements of Ever-Glory and Catch-Luck	F-64

Pro Forma Consolidated Condensed Balance Sheets of Ever Glory and Catch-Luck as of June 30, 2007 (unaudited)	F-65

Pro Forma Consolidated Condensed Balance Sheets of Ever Glory and Catch-Luck as of December 31, 2006 (unaudited)	F-66

Pro Forma Consolidated Condensed Statement of Operations of Ever Glory and Catch-Luck for the Six Months Ended June 30, 2007 (unaudited)	F-67

Pro Forma Consolidated Condensed Statement of Operations of Ever Glory and Catch-Luck for the Year Ended December 31, 2006 (unaudited)	F-67

Notes to the Pro Forma Consolidated Condensed Financial Information for Ever Glory and Catch-Luck	F-69

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Ever-Glory International Group, Inc.

We have audited the accompanying consolidated balance sheets of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2006 (restated) and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 (restated) and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2006 (restated) and 2005 and the results of its operations and its cash flows for the years ended December 31, 2006 (restated) and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the accompanying consolidated financial statements for the year ended December 31, 2006 have been restated.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date:  February 12, 2007 except for Note 2, to which the date is July 4, 2007.

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Ever-Glory International Group, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ever-Glory International Group, Inc. and subsidiaries as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 (restated), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14, the Company restated its statements of cash flows in financial statements for the year ended December 31, 2004.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: January 20, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 (RESTATED) AND 2005

	2006	2005
	(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$660,096	$1,467,245
Accounts receivable, net of allowances	6,225,936	236,289
Accounts receivable - related companies	2,516,767	-
Inventories, net	746,817	396,207
Income tax recoverable	-	59,021
Other receivables and prepaid expenses	83,923	20,955
Total Current Assets	10,233,539	2,179,717

LAND USE RIGHT, NET	2,521,109	-
PROPERTY AND EQUIPMENT, NET	12,158,912	5,855,562
TOTAL ASSETS	$24,913,560	$8,035,279

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$897,609	$84,300
Accounts payable - related companies	1,408,504	486,475
Due to related parties	2,621,130	-
Other payables and accrued liabilities	3,305,778	1,054,942
Value added tax	202,243	49,276
Income tax payable and other taxes payable	61,536	-
Notes payable	4,482,180	611,247
Total Current Liabilities	12,978,980	2,286,240

COMMITMENTS AND CONTINGENCIES	-	-

LONG-TERM LIABILITIES
Due to a related company	4,238,526	-
TOTAL LIABILITIES	17,217,506	2,286,240
SHAREHOLDERS' EQUITY
Preferred stock ($.0001 par value, authorized 5,000,000 shares, Nil shares issued and outstanding)	-	-
Series A Convertible Preferred Stock ($.0001 par value, authorized 10,000 shares, 7,883 shares issued and outstanding as of December 31, 2006 and 2005)	1	1
Common stock ($.0001 par value, authorized 100,000,000 shares, issued and outstanding 19,971,758 shares as of December 31, 2006 and 2005	1,997	1,997
Common stock to be issued for acquisition (20,833,333 shares)	2,083	-
Additional paid-in capital	161,666	1,263,749
Retained earnings
Unappropriated	4,495,408	2,437,823
Appropriated	2,425,711	2,012,041
Accumulated other comprehensive income	609,188	33,428
Total Shareholders' Equity	7,696,054	5,749,039

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$24,913,560	$8,035,279

The accompanying notes are an integral part of these financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

	2006	2005	2004
	(Restated)
NET SALES
To related parties	$201,195	$713,580	$367,726
To third parties	31,773,795	10,100,381	7,599,875
Total net sales	31,974,990	10,813,961	7,967,601

COST OF SALES
From related parties	(4,690,678)	(2,246,856)	(1,579,536)
From third parties	(21,672,345)	(6,465,709)	(4,513,332)
Total cost of sales	(26,363,023)	(8,712,565)	(6,092,868)

GROSS PROFIT	5,611,967	2,101,396	1,874,733

OPERATING EXPENSES
Stock issued for services	-	42,045	-
Export quota charges	153,997	-	-
Selling expenses	516,719	85,108	31,826
General and administrative expenses	982,280	597,727	61,611
Salaries and allowances	851,947	213,825	356,449
Loss on disposal of fixed assets	5,233	2,065	13,084
Depreciation and amortization	69,261	28,893	24,656
Total Operating Expenses	2,579,437	969,663	487,626

INCOME FROM OPERATIONS	3,032,530	1,131,733	1,387,107

OTHER INCOME (EXPENSES)
Interest income	5,924	131,610	-
Interest expenses	(285,876)	(74,284)	(2,454)
Other income from a related company	18,811	18,337	-
Other income	12,169	64	-
Other expenses	(293)	(2,240)	(6,214)
Total Other Income (Expenses)	(249,265)	73,487	(8,668)

INCOME BEFORE INCOME TAX EXPENSE	2,783,265	1,205,220	1,378,439

INCOME TAX EXPENSE	(312,010)	(161,680)	(145,584)

NET INCOME	2,471,255	1,043,540	1,232,855

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	575,760	5,621	-

COMPREHENSIVE INCOME	$3,047,015	$1,049,161	$1,232,855

Net income per share - basic	$0.06	$0.02	$0.02

Net income per share - diluted	$0.02	$0.01	$0.02

Weighted average number of shares outstanding during the year - basic	40,805,091	55,224,701	58,317,270

Weighted average number of shares outstanding during
the year - diluted	100,720,079	115,139,689	58,317,270

The accompanying notes are an integral part of these financial statements

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

	Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Common stock to be issued for	Additional paid-in	Unappropriated retained	Appropriated retained	Accumulated other comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	acquisition	capital	earnings	earnings	income	Total
Balance at December 31, 2003	-	-	-	-	58,317,270	5,832	-	2,506,274	579,335	1,594,134	27,807	4,713,382
Contribution by shareholders	-	-	-	-	-	-	-	50,000	-	-	-	50,000
Distribution to shareholders	-	-	-	-	-	-	-	(1,338,404)	-	-	-	(1,338,404)
Net income for the year	-	-	-	-	-	-	-	-	1,232,855	-	-	1,232,855
Transfer to statutory and staff welfare reserves	-	-	-	-	-	-	-	-	(213,156)	213,156	-	-

Balance at December 31, 2004	-	-	-	-	58,317,270	5,832	-	1,217,870	1,599,034	1,807,290	27,807	4,657,833
Stock issued in reverse merger	-	-	-	-	19,971,758	1,997	-	(1,997)	-	-	-	-
Stock issued for services	-	-	-	-	1,597,718	160	-	41,885	-	-	-	42,045
Stock exchanged for series A
Convertible Preferred Stock	-	-	7,883	1	(59,914,988)	(5,992)	-	5,991	-	-	-	-
Net income for the year	-	-	-	-	-	-	-	-	1,043,540	-	-	1,043,540
Other comprehensive income	-	-	-	-	-	-	-	-	-	-	5,621	5,621
Transfer to statutory and staff welfare reserves	-	-	-	-	-	-	-	-	(204,751)	204,751	-	-

Balance at December 31, 2005	-	-	7,883	1	19,971,758	1,997	-	1,263,749	2,437,823	2,012,041	33,428	5,749,039
Capital contribution from a shareholder	-	-	-	-	-	-	-	900,000	-	-	-	900,000
Stock to be issued for merger of New-Tailun	-	-	-	-	20,833,333	-	2,083	(2,083)	-	-	-	-
Distribution to a shareholder for merger of New-Tailun	-	-	-	-	-	-	-	(2,000,000)	-	-	-	(2,000,000)
Net income for the year	-		-	-	-	-	-	-	2,471,255	-	-	2,471,255
Other comprehensive income	-	-	-	-	-	-	-	-	-	-	575,760	575,760
Transfer to statutory and staff welfare reserves	-	-	-	-	-	-	-	-	(413,670)	413,670	-	-

Balance at December 31, 2006 (Restated)	-	$-	7,883	$1	40,805,091	$1,997	$2,083	$161,666	$4,495,408	$2,425,711	$609,188	$7,696,054

The accompanying notes are an integral part of these consolidated financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

	2006	2005	2004
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,471,255	$1,043,540	$1,232,855
Adjusted to reconcile net income to cash provided by operating activities:
Stock issued for services	-	42,045	-
Depreciation and amortization - cost of sales	274,096	134,013	139,281
Depreciation and amortization	69,261	28,893	21,028
Loss on disposal of fixed assets	5,233	2,065	13,084
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable	(5,989,647)	(55,676)	(86,461)
Accounts receivable - related companies	(2,516,767)	130,784	(65,174)
Due from a related party	-	2,535,500	1,814,500
Other receivables and prepaid expenses	(62,968)	122,460	(135,259)
Inventories	(350,610)	398,205	(656,398)
Increase (decrease) in:
Accounts payable	813,309	(238,025)	57,376
Accounts payable - related companies	922,029	(1,094,394)	1,546,769
Other payables and accrued liabilities	2,250,836	321,341	(124,538)
Value add tax payables	152,967	(17,241)	52,125
Income tax and other tax payables	120,557	(143,841)	(18,633)
Net cash (used in) provided by operating activities	(1,840,449)	3,209,669	3,790,555

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of land use right	(205,693)	-	-
Purchase of property and equipment	(8,680,820)	(2,519,904)	(2,363,764)
Net cash used in investing activities	(8,886,513)	(2,519,904)	(2,363,764)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution by shareholders	900,000	-	50,000
Distribution to shareholders	-	-	(1,338,404)
Due to related parties	4,859,656	-	-
Repayment of note payable	(611,247)	-	-
Proceeds from notes payable	4,482,180	611,247	-
Net cash provided by financing activities	9,630,589	611,247	(1,288,404)

EFFECT OF EXCHANGE RATE ON CASH	289,224	5,621	-

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(807,149)	1,306,633	138,387

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,467,245	160,612	22,225

CASH AND CASH EQUIVALENTS AT END OF YEAR	$660,096	$1,467,245	$160,612

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
Interest expenses	$50,017	$12,594	$2,454

Cash paid during the year for:
Income taxes	$357,280	$306,434	$143,494

The accompanying notes are an integral part of these financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

Ever-Glory International Group, Inc. (“EGLY”) was incorporated in Florida on October 19, 1994.

Perfect Dream Limited (“Perfect Dream”) was incorporated in the British Virgin Islands on July 1, 2004. Goldenway Nanjing Garments Company Limited (“Goldenway”), a People’s Republic of China (“PRC”) wholly foreign-owned enterprise was incorporated on December 31, 1993. Goldenway is principally engaged in the manufacturing and sale of garments.

During 2004, Perfect Dream acquired 100% of Goldenway for a cash in the amount of $1,338,404. The transaction was accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and shared common management.

On July 29, 2005, EGLY entered into an Agreement and Plan of Reorganization with the shareholders of Perfect Dream whereby the shareholders of Perfect Dream exchanged 100% of their shares of Perfect Dream for 7,673,325 shares of restricted common stock of EGLY.

On completion of the reorganization, the merger of EGLY and Perfect Dream was treated for accounting purposes as a capital transaction and recapitalization by Perfect Dream (“the accounting acquirer”) and reorganization by EGLY (“the accounting acquiree”). The financial statements have been prepared as if the reorganization had occurred retroactively.

Accordingly, the financial statements include the following:

(1)	The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2)	The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

On November 17, 2005, EGLY filed an Amendment to its Articles of Incorporation to change its name to Ever-Glory International Group, Inc.

On November 9, 2006, Perfect Dream entered into a purchase agreement with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) whereby Ever-Glory Hong Kong sold 100% interest of Nanjing New-Tailun Garments Company Limited (“New-Tailun”) to Perfect Dream (the “New-Tailun transaction”). Pursuant to the terms of the purchases agreement, Perfect Dream will pay to Ever-Glory Hong Kong an amount of $2,000,000 in cash and issue 20,833,333 shares of the EGLY’s restricted common stock having a value of $10,000,000, such value of shares were based on the preceding 30-day average of high bid and the low ask price for the EGLY’s common stock on the date of the transfer within 90 days of the closing of the New-Tailun transaction. The New-Tailun transaction closed on December 30, 2006.

New-Tailun is a wholly foreign-owned enterprise incorporated in PRC on March 27, 2006 with its principal place of business in Nanjing, PRC and is principally engaged in the manufacturing and sale of garments. EGLY, Perfect Dream, Goldenway and New-Tailun are hereinafter referred to as (“the Company”).

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(B)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Principles of consolidation

The accompanying 2006, 2005 and 2004 consolidated financial statements include the accounts of EGLY and its 100% owned subsidiaries Perfect Dream, Goldenway and New-Tailun.

All significant inter-company transactions and balances have been eliminated in consolidation.

(D)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with maturities of less than three months.

(E)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements’ assessment of the credit history with the customer and current relationships with them.

As of December 31, 2006 and 2005, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

(F)	Inventories

Inventories are stated at lower of cost or market value, cost being determined on a specific identification method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(G)	Long-lived assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(H)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less an estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Factory buildings	15-20 Years
Leasehold improvements	10 Years
Plant and machinery	10 Years
Furniture and fixtures	5 Years
Office equipment	5 Years
Motor vehicles	5 Years

(I)	Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in Europe, Japan, the United States and the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(J)	Revenue and cost recognition

The Company recognizes revenue upon delivery for local sales and upon shipment of the products for export sales, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Local transportation and unloading charges and product inspection charges are included in selling expenses.

Cost of goods sold includes the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, direct labor cost and manufacturing overheads consistent with the revenue earned.

(K)	Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

PRC income tax is computed according to the relevant laws and regulations in the PRC. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years calculated in accordance with PRC GAAP.

Goldenway is entitled to a reduction of 50% of any income tax rate for achieving export sales in excess of 70% of its total sales since 2005.

New-Tailun was approved as a wholly foreign-owned enterprise in 2006 and is entitled to the income tax exemptions for 2006 and 2007.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(L)	Foreign currency transactions

EGLY, Perfect Dream, Goldenway and New-Tailun maintain their accounting records in their functional currencies of US$, US$, RMB and RMB respectively.

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

(M)	Foreign currency translation

The financial statements of Goldenway and New-Tailun (whose functional currency is the RMB) are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity. Translation gain for the years ended December 31, 2006, 2005 and 2004 were $575,760, $5,621 and $Nil respectively.

(N)	Comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollars is reported as other comprehensive income in the statements of operations and shareholders’ equity. Comprehensive income for the years ended December 31, 2006, 2005 and 2004 were $575,760, $5,621 and $Nil respectively.

(O)	Income per share

Basic income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(P)	Segments

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segments. The Company operates in a single segment.

(Q)	Recent accounting pronouncements

Effective January 1, 2006, we adopted the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(Q)	Recent accounting pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155”), which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities (“SFAS 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have a material impact on the Company’s results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R). This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

2.	RESTATEMENT OF FINANCIAL STATEMENTS

The acquisition by the Company of New-Tailun from Ever-Glory Hong Kong as originally reported was recorded at the fair value of the assets acquired. However, as a result of discussions with the Staff of the Securities and Exchange Commission, the Company determined that the acquisition of New-Tailun should have been accounted for as a merger of entities under common control in accordance with paragraph 11 of SFAS 141. Accordingly, the assets and liabilities of New-Tailun should have been recorded at their carrying amounts, not their fair values and the consolidated financial statements of the Company should have been prepared as if the acquisition had occurred retroactively. The Company has therefore restated the accounting for its acquisition of New-Tailun in its Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Shareholders' Equity and Consolidated Statement of Cash Flows for the year ended December 31, 2006.

A summary of significant effects of the restatement is as follows:

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2006
				Previously
	Restated	Adjustments		Reported
CURRENT ASSETS
Cash and cash equivalents	$660,096	$		$660,096
Accounts receivable, net of allowances	6,225,936			6,225,936
Accounts receivable - related companies	2,516,767			2,516,767
Inventories, net	746,817			746,817
Other receivables and prepaid expenses	83,923			83,923
Total Current Assets	10,233,539			10,233,539

GOODWILL, NET	-		(10,079,156)	10,079,156
LAND USE RIGHT, NET	2,521,109			2,521,109
PROPERTY AND EQUIPMENT, NET	12,158,912			12,158,912
TOTAL ASSETS	$24,913,560	$		$34,992,716

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$897,609	$		$897,609
Accounts payable - related companies	1,408,504			1,408,504
Due to related parties	2,621,130			2,621,130
Other payables and accrued liabilities	3,305,778			3,305,778
Value added tax	202,243			202,243
Income tax payable and other taxes payable	61,536			61,536
Notes payable	4,482,180			4,482,180
Total Current Liabilities	12,978,980			12,978,980

COMMITMENTS AND CONTINGENCIES	-			-

LONG-TERM LIABILITIES
Due to a related company	4,238,526			4,238,526
TOTAL LIABILITIES	17,217,506			17,217,506

SHAREHOLDERS' EQUITY
Preferred stock ($.0001 par value, authorized 5,000,000 shares, Nil shares issued and outstanding)	-			-
Series A Convertible Preferred Stock ($.0001 par value, authorized 10,000 shares, 7,883 shares issued and outstanding as of December 31, 2006)	1			1
Common stock ($.0001 par value, authorized 100,000,000 shares, issued and outstanding 19,971,758 shares as of December 31, 2006)	1,997			1,997
Common stock to be issued for acquisition (20,833,333 shares)	2,083			2,083
Additional paid-in capital	161,666		11,100,000	11,261,666
Retained earnings
Unappropriated	4,495,408		(782,264)	3,713,144
Appropriated	2,425,711		(195,566)	2,230,145
Accumulated other comprehensive income	609,188		(43,014)	566,174
Total Shareholders' Equity	7,696,054			17,775,210

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$24,913,560	$		$34,992,716

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

2.	RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2006
				Previously
	Restated	Adjustments		Reported
NET SALES
To related parties	$201,195		$(114,523)	$86,672
To third parties	31,773,795		(9,528,099)	22,245,696
Total net sales	31,974,990			22,332,368

COST OF SALES
From related parties	(4,690,678)		1,898,124	(2,792,554)
From third parties	(21,672,345)		6,221,522	(15,450,823)
Total cost of sales	(26,363,023)			(18,243,377)

GROSS PROFIT	5,611,967			4,088,991

OPERATING EXPENSES
Export quota charges	153,997			153,997
Selling expenses	516,719		65,887	450,832
General and administrative expenses	982,280		93,833	888,447
Salaries and allowances	851,947		375,876	476,071
Loss on disposal of fixed assets	5,233			5,233
Depreciation and amortization	69,261		16,010	53,251
Total Operating Expenses	2,579,437			2,027,831

INCOME FROM OPERATIONS	3,032,530			2,061,160

OTHER INCOME (EXPENSES)
Interest income	5,924		(404)	5,520
Interest expenses	(285,876)			(285,876)
Other income from a related company	18,811			18,811
Other income	12,169		(6,056)	6,113
Other expenses	(293)			(293)
Total Other Expenses	(249,265)			(255,725)

INCOME BEFORE INCOME TAX EXPENSE	2,783,265			1,805,435

INCOME TAX EXPENSE	(312,010)			(312,010)

NET INCOME	2,471,255			1,493,425

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	575,760		(43,014)	532,746

COMPREHENSIVE INCOME	$3,047,015	$		$2,026,171

Net income per share - basic	$0.06	$		$0.07

Net income per share - diluted	$0.02	$		$0.02

Weighted average number of shares outstanding during the year - basic	40,805,091		20,776,255	20,028,836

Weighted average number of shares outstanding during the year - diluted	100,720,079		20,776,255	79,943,824

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

2.	RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2006
			Previously
	Restated	Adjustments	Reported
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,471,255	$977,830	$1,493,425
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation and amortization - cost of sales	274,096	39,613	234,483
Depreciation and amortization	69,261	16,010	53,251
Loss on disposal of fixed assets	5,233		5,233
Changes in operating assets and liabilities (Increase) decrease in:
Accounts receivable	(5,989,647)	(2,705,602)	(3,284,045)
Accounts receivable - related companies	(2,516,767)		(2,516,767)
Other receivables and prepaid expenses	(62,968)	(12,658)	(50,310)
Inventories	(350,610)	(618,178)	268,018
Increase (decrease) in:
Accounts payable	813,309	335,492	477,817
Accounts payable - related companies	922,029	1,268,536	(346,507)
Other payables and accrued liabilities	2,250,836	32,529	2,218,307
Value add tax payables	152,967	159,814	(6,847)
Income tax and other tax payables	120,557	414	120,143
Net cash used in operating activities	(1,840,449)		(1,333,799)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash inflow from business combination	-	(39,280)	39,280
Purchase of land use right	(205,693)		(205,693)
Purchase of property and equipment	(8,680,820)	(398,262)	(8,282,558)
Net cash used in investing activities	(8,886,513)		(8,448,971)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution by shareholder	900,000	900,000	-
Due to related parties	4,859,656		4,859,656
Repayment of note payable	(611,247)		(611,247)
Proceeds from notes payable	4,482,180		4,482,180
Net cash provided by financing activities	9,630,589		8,730,589

EFFECT OF EXCHANGE RATE ON CASH	289,224	44,192	245,032

NET DECREASE IN CASH AND CASH EQUIVALENTS	(807,149)		(807,149)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,467,245		1,467,245

CASH AND CASH EQUIVALENTS AT END OF YEAR	$660,096		$660,096

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
Interest expenses	$50,017		$50,017

Cash paid during the year for:
Income taxes	$357,280		$357,280

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

3.	BUSINESS COMBINATIONS BETWEEN ENTITIES UNDER COMMON CONTROL

The Company entered into a purchase agreement on November 9, 2006 with Ever-Glory Hong Kong to acquire 100% of the interests in New-Tailun. Pursuant to the terms of the purchase agreement, in consideration for the acquisition of New-Tailun, the Company is obligated to pay Ever-Glory Hong Kong $2,000,000 in cash and 20,833,333 shares of the Company’s restricted common stock having a value of $10,000,000, based on the average of the high bid and the low ask prices for the Company’s common stock for a 30 day consecutive period within 90 days of the closing of transaction. The New-Tailun transaction closed on December 30, 2006.

This transaction was accounted for as a merger of entities under common control. Accordingly, the operations of New-Tailun for the period from March 27, 2006 (inception) to December 31, 2006 were included in the Company’s consolidated financial statements as if the transaction had occurred at the beginning of the first period presented, with each account stated at its historical cost.

4.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Accounts receivable	$6,225,936	236,289
Less: allowance for doubtful accounts	-	-
Accounts receivable, net of allowance	$6,225,936	$236,289

As of December 31, 2006 and 2005, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

5.	INVENTORIES

Inventories at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Raw materials	$194,728	$90,828
Work-in-progress	414,564	305,379
Finished goods	137,525	-
	746,817	396,207
Less: provision of obsolescence	-	-
Inventories, net	$746,817	$396,207

For the years ended December 31, 2006, 2005 and 2004, no provision for obsolete inventories was recorded by the Company.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

6.	LAND USE RIGHTS

Land use rights at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Land use rights	$2,550,869	$-
Less: accumulated amortization	29,760	-
Land use rights, net	$2,521,109	$-

Amortization expenses for the year ended December 31, 2006 was $29,143.

7.	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2006	2005
Factory buildings	$3,695,637	$637,689
Plant and machinery	1,931,710	1,356,135
Office equipment	161,955	82,618
Motor vehicles	134,898	115,269
Furniture and fixtures	226	213
Leasehold improvements	110,291	104,164
Construction in progress	7,392,010	4,496,925
	13,426,727	6,793,013
Less: accumulated depreciation	1,267,815	937,451
Property and equipment, net	$12,158,912	$5,855,562

Construction in progress represents a deposit paid for factory land and buildings and subsequent construction costs capitalized on new factory buildings under construction. Construction in progress is stated at cost less any impairment losses, and is not depreciated. Construction in progress is reclassified to the appropriate category of long-term assets when completed and ready for use. Management is of the opinion that no impairment loss is considered necessary at the year-end.

Depreciation expenses for the years ended December 31, 2006, 2005 and 2004 were $314,214, $162,906 and $160,309, respectively. During 2006, 2005 and 2004 the Company recognized a loss on disposal of property and equipment of $5,233, $2,065 and 13,084 respectively.

8.	DUE TO RELATED PARTIES

Due to related parties at December 31, 2006 and 2005 consist of the following:

	2006	2005
Due to a company owned by a shareholder	$613,542	$-
Due to a shareholder	7,588	-
Due to a company owned by a shareholder for merger	2,000,000	-
	$2,621,130	$-

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

9.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005

Other payables	$41,515	$87,110
Accrued interest expenses	-	61,690
Accrued professional fees	148,115	151,699
Accrued building construction costs	2,927,498	-
Accrued wages	-	156,723
Welfare payable	188,650	597,720
	$3,305,778	$1,054,942

10.	NOTES PAYABLE

Balance at December 31, 2006 and 2005:

	2006	2005

Note payable to a bank, interest rate of 0.5115% per month,	$-	$611,247
guaranteed by a related company, due August 23, 2006
Note payable to a bank, interest rate of 0.4875% per month,	1,920,936
collateralized by buildings of the Company, due April 18, 2007
Note payable to a bank, interest rate of 0.4875% per month,	640,311
collateralized by buildings of the Company, due May 20, 2007
Note payable to a bank, interest rate of 0.4875% per month,	640,311
collateralized by buildings of the Company, due June 20, 2007
Note payable to a bank, interest rate of 0.4875% per month,	640,311
collateralized by buildings of the Company, due June 14, 2007
Note payable to a bank, interest rate of 0.4875% per month,	640,311
collateralized by buildings of the Company, due June 26, 2007
	4,482,180	611,247
Less: current maturities	(4,482,180)	(611,247)
	$-	$-
Maturities are as follows:
For the year ending December 31, 2007	$4,482,180

Interest paid in 2006, 2005 and 2004 was $50,017, $12,506 and $Nil respectively.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

11.	INCOME TAX

(a)	EGLY was incorporated in the United States and has incurred net operating losses for income tax purposes for 2006, 2005 and 2004.

Perfect Dream was incorporated in the British Virgin Islands and under the current laws of the British Virgin Islands, is not subject to tax on income or on capital.

Goldenway was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate has been 24%. In 2004, the Company was entitled to a 50% reduction of any income tax. In 2005, Goldenway is entitled to a refund of 50% of any income taxes paid for achieving export sales in excess of 70% of the total sales in a calendar year. In 2006, Goldenway was subject to an applicable tax rate of 12%.

New-Tailun was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years. New-Tailun was approved as a wholly foreign-owned enterprise in 2006 and is entitled to the income tax exemptions in 2006 and 2007. In 2006, no income tax was recorded as New-Tailun is entitled to full exemption from income tax.

The income tax expenses for 2006, 2005 and 2004 are summarized as follows:

	2006	2005	2004
PRC Income Tax

Current	$312,010	$323,360	$145,584
Less: Amount to be refunded	-	161,680	-
	$312,010	$161,680	$145,584

(b)
The Company’s deferred tax assets at December 31, 2006 and 2005 consists of net operating loss carry forwards calculated using statutory effective tax rates. Due to its history of losses, the Company determined that realization of its net deferred tax asset is currently judged to be unlikely rather than not. Consequently, the Company has provided a valuation allowance covering 100% of its net deferred tax assets.

As at December 31, 2006, the Company had net operating loss carry forwards of approximately $63,744 for U.S. income tax purposes available for offset against future taxable U.S. income, which expire in 2025. The net change in the valuation allowance for 2006 was $26,772.

(c)	The reconciliation of income taxes computed at the statutory income tax rates to total income taxes for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
EGLY
Income tax computed at the federal statutory rate	34%	34%	34%
State income taxes, net of federal tax benefit	8%	8%	8%
Valuation allowance	(42)%	(42)%	(42)%
Total deferred tax asset	0%	0%	0%

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

12.	NET INCOME PER SHARE

The following is net income per share information at December 31:

	2006	2005	2004
Net income	$2,471,255	$1,043,540	$1,232,855

Basic weighted-average common stock outstanding	40,805,091	55,224,701	58,317,270
Effect of dilutive securities
Series A Convertible Perferred Stock	59,914,988	59,914,988	-
Diluted weighted-average common stock outstanding	100,720,079	115,139,689	58,317,270

Net income per share - basic	$0.06	$0.02	$0.02

Net income per share - diluted	$0.02	$0.01	$0.02

13.	SHAREHOLDERS’ EQUITY

(A)	Common Stock

In 2005, the Company amended its articles of incorporation in March of 2004 to change the total authorized number of common shares from 20,000,000 to 100,000,000.

(B)	Series A Convertible Preferred stock

On October 26, 2005, the Company authorized 10,000 shares of Series A Convertible Preferred Stock, with a par value of $0.0001 per share.

On November 21, 2005, shareholders of 7,883,551 shares of common stock exchanged their restricted common shares for 7,883 shares of Series A Convertible Preferred Stock.

Each share of the Series A Convertible Preferred Stock had upon issuance the same voting, dividend and liquidation rights as 1,000 shares of common stock and will convert back into common stock at such time as the Company is able to increase the number of authorized shares of common stock. Effective November 8, 2005, the Company effected a 7.6-for-1 forward stock split on the remaining outstanding 2,627,861 shares, which increased the number of outstanding shares to 19,971,743 shares. Under the adjustment provisions of the Series A Convertible Preferred Stock, the conversion, voting, dividend and liquidation ratios of the Series A Convertible Preferred Stock were all increased by the forward stock split from 1,000 for one to 7,600 for one (a total of 59,914,988 shares of common stock fully converted). The Series A Convertible Preferred Stock will be converted back into common stock at such time as the number of shares of authorized common stock is increased to 100,000,000 or more via a proposed amendment to the Articles of Incorporation. The relative voting and equity ownership of the Company’s shareholders was unchanged by the exchange for Series A Convertible Preferred Stock and the forward stock split. If all the Series A Convertible Preferred Stock were converted as of December 31, 2006, there would be 79,886,746 outstanding shares of common stock.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

13.	SHAREHOLDERS’ EQUITY (CONTINUED)

(C)	Stock issuances

(1) Stock issued in reverse merger

On August 22, 2005, the Company issued 19,971,758 shares to of common stock for the recapitalization with Perfect Dream. (See Note 1)

(2) Stock issued for services

On August 22, 2005, the Company issued 1,597,718 shares of restricted common stock having a fair value of $42,045 to two consultants for services rendered.

(3) Stock split

On November 8, 2005, the Company effected a 7.6 for one forward stock split of its outstanding common stock, resulting in approximately 19,971,758 post split shares outstanding.

All shares and per share amounts have been retroactively restated to reflect the above stock split.

(D)	Appropriated retained earnings

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the statutory public welfare fund are at 10% of the after tax net income determined in accordance with PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum, such contributions not to exceed 50% of the respective companies’ registered capital.

During 2006, 2005 and 2004, the Company appropriated $413,670, $204,751 and $213,156, respectively, to the statutory surplus reserve and statutory public welfare funds based on its net income under PRC GAAP.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

14.	RELATED PARTY TRANSACTIONS

During 2006, 2005 and 2004, the Company sub-contracted certain manufacturing work valued at $4,663,553, $2,246,856 and $1,579,536 respectively to six related companies which are controlled by a shareholder and director of the Company. The Company provided raw materials to the sub-contractors who charged the Company a fixed labor charge for the sub-contracting work.

During 2006, the Company purchased raw materials valued at $27,125 from a related company which is controlled by a shareholder and director of the Company.

As of December 31, 2006 and 2005 the Company owed $1,408,504 and $486,475, respectively to seven related companies which are controlled by a shareholder and director of the Company for sub-contracting work done and inventory purchases made.

During 2006, 2005 and 2004, the Company sold products and provided sub-contracting services totaling $201,195, $713,580 and $367,726 respectively to four related companies which are controlled by a shareholder and director of the Company. As of December 31, 2006 and 2005 accounts receivable from related companies amounted to $48,812 and $ Nil respectively for products sold and sub-contracting services provided.

A related company which is controlled by a shareholder and director of the Company provides treasury services to the Company by negotiating all of the Company’s letters of credit and receiving proceeds thereon and paying creditors for inventory purchases made by the Company. As of December 31, 2006 and 2005, Company is owed $2,467,955 and $Nil, respectively from a related company.

During 2006, 2005 and 2004, the Company received rental income of $18,811, 18,337 and $Nil respectively for the lease of factory space to a related company which is controlled by a shareholder and director of the Company.

During 2006, the Company paid rent of $18,811 for factory and office spaces leased from a related company which is controlled by a shareholder and director of the Company.

As of December 31, 2006 and 2005, the Company owed $613,542 and $Nil respectively for advance to a related company which is owned by a shareholder. The amount is interest-free and is repayable on demand.

As of December 31, 2006 and 2005, the Company owed $7,588 and $Nil respectively for advance to a shareholder. The amount is interest-free and is repayable on demand.

As of December 31, 2006 and 2005, the Company owed $2,000,000 and Nil respectively for merger of New-Tailun to a related company which owned by a shareholder.

On September 30, 2005, the Company reached agreement with a related company to charge interest at 6% per annum for advances made, such interest charge to be made retroactively from January 1, 2005. Total interest charged for the year ended December 31, 2005 was $131,610. The advances made to the related company were repaid on December 31, 2005.

As of December 31, 2006 and 2005 the Company owed an aggregate of $4,238,526 and $Nil, respectively to a related company which is controlled by a shareholder and director of the Company for advances made. Interest is charged at 6% per annum on the amounts due. The loan is repayable to the related company between July 2010 and April 2011. During 2006 and 2005, the Company paid interest of $235,859 and $61,690 respectively to the related company.

During 2005, on behalf of the Company, a related company guaranteed a note payable to a bank for $611,247.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

On June 26, 2006, the Company entered into an Agreement for the purchase and sale of stock (the “Agreement”), amended on August 31, 2006, with Ever-Glory Hong Kong and Nanjing Catch-Luck Garments Co, Limited (“Catch-Luck”) for the sale of all of Ever-Glory Hong Kong’s ownership interest in Catch-Luck to the Company (the “Catch-Luck transaction”). Pursuant to the terms of the Agreement, the Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and common stock of EGLY equivalent to $9,400,000 on the date of the transfer within 90 days of the closing of the Catch-Luck transaction.

On August 31, 2006, the Company entered into an amendment to the Agreement (“the Amendment”) whereupon the terms of payment on the purchase consideration was amended as follows:

1.
The Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and common stock of EGLY equivalent to $3,400,000 on the date of the transfer within 90 days of the closing of the Catch-Luck transaction. The number of shares of common stock to be issued to the Ever-Glory Hong Kong in satisfaction of the Stock Purchase Price shall be calculated based on the preceding 30-average high and low price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of the closing;

2.
At the end of the first full fiscal year ending December 31, 2007 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of at least $1,500,000, the Company will issue to Ever-Glory Hong Kong that number of shares of EGLY’s common stock having an aggregate fair market value of $3,000,000; and

3.
At the end of the second full fiscal year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of at least $1,500,000, the Company will issue to Ever-Glory Hong Kong that number of shares of EGLY’s common stock having an aggregate fair market value of $3,000,000.

As of December 31, 2006, the Catch-Luck transaction has not closed.

On November 9, 2006, the Company entered into a purchase agreement with a related company which is controlled by a shareholder and director of the Company whereby the related company sold all of its shares in New-Tailun to the Company. Pursuant to the terms of the purchases agreement, the Company will pay to a related company an amount of $2,000,000 in cash and common stock of EGLY equivalent to $10,000,000 on the date of the transfer within 90 days of the closing of the New-Tailun transaction. As of December 31, 2006, the Company owed $2,000,000 and 20,833,333 shares of the EGLY’s restricted common stock to a related company for consideration of the New-Tailun transaction.

15.	COMMITMENTS

(A)	Capital commitment

According to the Articles of Association of Goldenway, Goldenway has to fulfill registered capital requirements of $17,487,894 within three years from February 2, 2005. As of December 31, 2006, the Company has fulfilled $2,630,000 of its registered capital requirements and has a registered capital commitment of $14,857,894, which is payable by February 1, 2008.

(B)	Operating lease commitment

The Company leases factory and office spaces from a related company under an operating lease which expires on March 31, 2008 at an annual rental of $25,081. Accordingly, for the period ended December 31, 2006, the Company recognized rental expense for these spaces in the amount of $18,811.

As of December 31, 2006, the Company has outstanding commitments of $31,352 with respect to the above non-cancelable operating lease, which are due in 2008.

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

16.	CONTINGENCIES

The Company accounts for loss contingencies in accordance with SFAS 5 “Accounting for Loss Contingencies”, and other related guidance. Set forth below is a description of certain loss contingencies as of December 31, 2006 and management’s opinion as to the likelihood of loss in respect of each loss contingency.

On April 17, 2006, Mark B. Aronson filed a Complaint against the Company in the United States Court of common pleas of Allegheny County Pennsylvania. The action alleges that Company violated the Pennsylvania Unsolicited Telecommunication Advertisement Act to spam emails to plaintiff to purchase its shares of common stock. The action seeks an award of damages in excess of $12,100. The Company denies that it was a party to such email spamming activities and intends to vigorously defend its legal position.

In September 2006, the Company filed responses to plaintiff's interrogatories with the court of common pleas of Allegheny County in Pennsylvania to vigorously defend Mr. Aronson's accusation that the company has used faxes to promote its stock.

On January 4, 2007, the case was dismissed without prejudice by Mark B. Aronson.

Accordingly, no provision has been made to the above claim as of December 31, 2006.

17.	RECLASSIFICATION

Certain 2005 and 2004 balances in the financial statements have been reclassified to conform to 2006 presentation.

18.	CONCENTRATIONS AND RISKS

During 2006, 2005 and 2004, 100% of the Company’s assets were located in China.

The Company principally relied on three customers for its revenue during 2006 and 2005 and on two customers for its revenue during 2004, detail of which are as follows:

	Customer A	Customer B	Customer C
During
2006	22%	12%	12%
2005	22%	19%	13%
2004	12%	12%	*

* less than 10%

At of December 31, 2006 and 2005, accounts receivable to those customers totaled $3,207,933 and Nil respectively.

The Company principally relied on a supplier for its materials during 2006 and 2004 and on two suppliers for its materials during 2005, detail of which are as follows:

	Supplier A	Supplier B
During
2006	11%	*
2005	12%	10%
2004	17%	*

* less than 10%

EVER-GLORY INTERNATIONAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF EVER-GLORY
FOR THE YEARS ENDED DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

18.	CONCENTRATIONS AND RISKS (continued)

The following is geographic information of the Company’s revenue for the years ended December 31:

	2006	2005	2004
The People Republic of China	$1,605,623	$702,212	$3,372,114
Europe	19,152,275	5,391,067	2,329,676
Japan	5,750,842	3,353,655	1,698,411
United States	4,891,222	1,367,027	444,837
Others	575,028	-	122,563
	$31,974,990	$10,813,961	$7,967,601

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED)
AND YEAR ENDED DECEMBER 31, 2006 (RESTATED)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$430,217	$660,096
Accounts receivable, net	5,907,370	6,225,936
Accounts receivable - related companies	153,721	2,516,767
Inventories, net	973,777	746,817
Other receivables and prepaid expenses	185,219	83,923
Total Current Assets	7,650,304	10,233,539

PROPERTY AND EQUIPMENT, NET	10,906,513	12,158,912

LAND USE RIGHTS, NET	2,555,790	2,521,109
TOTAL ASSETS	$21,112,607	$24,913,560

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,495,840	$897,609
Accounts payable - related companies	1,272,674	1,408,504
Other payables and accrued liabilities	409,194	3,305,778
Due to related parties	2,215,048	2,621,130
Notes payable	1,967,265	4,482,180
Value added tax	176,445	202,243
Other tax payables	20,831	61,536
Total Current Liabilities	7,557,297	12,978,980

LONG-TERM LIABILITIES
Due to a related company	4,356,755	4,238,526
TOTAL LIABILITIES	11,914,052	17,217,506

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Preferred stock ($.0001 par value, authorized 5,000,000 shares,
Nil shares issued and outstanding)	-	-
Series A Convertible Preferred Stock ($.0001 par value,
authorized 10,000 shares, 7,883 shares issued and outstanding)	1	1
Common stock ($.0001 par value, authorized 100,000,000 shares,
issued and outstanding 19,971,758 shares)	1,997	1,997
Common stock to be issued for acquisition (20,833,333 shares)	2,083	2,083
Additional paid-in capital	161,666	161,666
Retained earnings
Unappropriated	5,635,829	4,495,408
Appropriated	2,425,711	2,425,711
Accumulated other comprehensive income	971,268	609,188
Total Shareholders' Equity	9,198,555	7,696,054

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,112,607	$24,913,560

The accompanying notes are an integral part of these condensed consolidated financial statements

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED
JUNE 30, 2007 (UNAUDITED) AND 2006 (RESTATED)

	For the three months ended June 30, 2007	For the three months ended June 30, 2006	For the six months ended June 30, 2007	For the six months ended June 30, 2006
	(Unaudited)	(Restated)	(Unaudited)	(Restated)
NET SALES
To related parties	$119,844	$13,019	$146,860	$13,019
To third parties	9,457,270	9,213,532	20,859,971	14,443,052
Total net sales	9,577,114	9,226,551	21,006,831	14,456,071

COST OF SALES
From related parties	(243,975)	(1,482,686)	(899,785)	(2,292,860)
From third parties	(7,911,144)	(6,273,546)	(16,980,266)	(9,784,012)
Total cost of sales	(8,155,119)	(7,756,232)	(17,880,051)	(12,076,872)

GROSS PROFIT	1,421,995	1,470,319	3,126,780	2,379,199

OPERATING EXPENSES
Selling expenses	108,936	150,509	264,195	269,684
Professional fees	139,607	173,759	318,097	346,520
General and administrative expenses	497,843	287,637	934,443	436,470
Depreciation and amortization	73,534	8,151	134,273	16,860
Total Operating Expenses	819,920	620,056	1,651,008	1,069,534

INCOME FROM OPERATIONS	602,075	850,263	1,475,772	1,309,665

OTHER INCOME (EXPENSES)
Interest income	2,159	629	3,537	1,370
Interest expenses	(129,600)	(48,194)	(261,890)	(58,130)
Other income	5,424	4,848	5,450	12,083
Other expenses	(41)	-	(125)	-
Total Other Expenses, net	(122,058)	(42,717)	(253,028)	(44,677)

INCOME BEFORE INCOME TAX EXPENSE	480,017	807,546	1,222,744	1,264,988

INCOME TAX EXPENSE	(6,629)	(75,679)	(82,323)	(142,531)

NET INCOME	473,388	731,867	1,140,421	1,122,457

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	231,744	151,246	362,080	238,307

COMPREHENSIVE INCOME	$705,132	$883,113	$1,502,501	$1,360,764

Net income per share-basic	$0.01	$0.02	$0.03	$0.03

Net income per share-diluted	$0.00	$0.01	$0.01	$0.01

Weighted average number of shares outstanding during the period-basic	40,805,091	40,805,091	40,805,091	40,805,091

Weighted average number of shares outstanding during the period-diluted	100,720,079	100,720,079	100,720,079	100,720,079

The accompanying notes are an integral part of these condensed consolidated financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED)

	Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Common stock to be issued for	Additional paid-in	Unappropriated retained	Appropriated retained	Accumulated other comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	acquisition	capital	earnings	earnings	income	Total

Balance at December 31, 2006 (Restated)	-	$-	7,883	$1	40,805,091	$1,997	$2,083	$161,666	$4,495,408	$2,425,711	$609,188	$7,696,054
Net income for the period	-	-	-	-	-	-	-	-	1,140,421	-	-	1,140,421
Other comprehensive income	-	-	-	-	-	-	-	-	-	-	362,080	362,080

Balance at June 30, 2007	-	$-	7,883	$1	40,805,091	$1,997	$2,083	$161,666	$5,635,829	$2,425,711	$971,268	$9,198,555

The accompanying notes are an integral part of these condensed consolidated financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

	For the six months	For the six months
	ended June 30, 2007	ended June 30, 2006
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,140,421	$1,122,457
Adjusted to reconcile net income to cash (used in) provided
by operating activities:
Depreciation and amortization - cost of sales	222,980	94,565
Depreciation and amortization	134,273	16,860
Loss on disposal of fixed assets	-	2,467
Changes in operating assets and liabilities
(Increase)decrease in:
Accounts receivable	462,349	(1,211,181)
Accounts receivable - related companies	3,996,241	(3,449,231)
Other receivable and prepaid expenses	(98,158)	(41,533)
Inventories	(206,105)	(88,570)
Increase (decrease) in:
Accounts payable	568,736	513,915
Accounts payable - related companies	(1,774,575)	2,196,303
Other payables and accrued liabilities	(161,697)	(169,563)
Value added tax payables	(30,258)	308,260
Income tax and other tax payables	(41,615)	(47,969)
Net cash provided by (used in) operating activities	4,212,592	(753,220)

CASH FLOWS FROM INVESTING ACTIVITIES
Contribution by shareholder	-	900,000
Purchase of property and equipment	(1,538,683)	(2,143,764)
Net cash used in investing activities	(1,538,683)	(1,243,764)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to a related company	(286,263)	2,595,158
Repayment of notes payable	(4,527,814)	-
Proceeds from notes payable	1,940,492	-
Net cash (used in) provided by financing activities	(2,873,585)	2,595,158

EFFECT OF EXCHANGE RATE ON CASH	(30,203)	105,189

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(229,879)	703,363

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	660,096	1,467,245

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$430,217	$2,170,608

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Interest expenses	$128,061	$19,778

Cash paid during the period for:
Income taxes	$124,373	$190,387

The accompanying notes are an integral part of these   condensed consolidated financial statements

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Ever-Glory International Group, Inc. (“EGLY”) was incorporated in Florida on October 19, 1994.

Perfect Dream Limited (“Perfect Dream”) was incorporated in the British Virgin Islands on July 1, 2004. Goldenway Nanjing Garments Company Limited (“Goldenway”), a People’s Republic of China (“PRC”) limited liability company was incorporated on December 31, 1993. Goldenway is principally engaged in the manufacturing and sale of garments.

On November 9, 2006, Perfect Dream entered into a purchase agreement with Ever-Glory Enterprises (HK) Limited (“Ever-Glory Hong Kong”) whereby Ever-Glory Hong Kong sold 100% interest of Nanjing New-Tailun Garments Company Limited (“New Tailun”) to Perfect Dream (the “New-Tailun transaction”). Pursuant to the terms of the purchases agreement, Perfect Dream paid to Ever-Glory Hong Kong an amount of $2,000,000 in cash and will issue 20,833,333 shares of the EGLY’s restricted common stock having a value of $10,000,000, such value of shares were based on the preceding 30-day average of high bid and the low ask price for the EGLY’s common stock on the date of the transfer within 90 days of the closing of the New-Tailun transaction. The New-Tailun transaction closed on December 30, 2006.

New-Tailun is a wholly foreign-owned enterprise incorporated in PRC on March 27, 2006 with its principal place of business in Nanjing, PRC and is principally engaged in the manufacturing and sale of garments.

EGLY, Perfect Dream, Goldenway and New Tailun are hereinafter referred to as (“the Company”).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at June 30, 2007, the results of operations for the three-month and six-month periods ended June 30, 2007 and 2006, changes in shareholders’ equity for the six months ended June 30, 2007 and cash flows for the six months ended June 30, 2007 and 2006. The results for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007.

NOTE 2.  PRINCIPLES OF CONSOLIDATION

The accompanying June 30, 2007 unaudited condensed consolidated financial statements include the accounts of EGLY and its 100% owned subsidiaries Perfect Dream, Goldenway and New-Tailun. All significant inter-company balances and transactions have been eliminated in consolidation.

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 3.  BUSINESS COMBINATIONS BETWEEN ENTITIES UNDER COMMON CONTROL

 The Company entered into a purchase agreement, dated November 9, 2006, with Ever-Glory Hong Kong to acquire 100% interest of New-Tailun. Pursuant to the terms of the purchases agreement, the Company paid to Ever-Glory Hong Kong an amount of $2,000,000 in cash and will issue 20,833,333 shares of the company’s restricted common stock having a value of $10,000,000, such value of shares were based on the preceding 30-day average of high bid and the low ask price for the common stock on the date of the transfer within 90 days of the closing of transaction. The New-Tailun transaction closed on December 30, 2006.

This transaction was accounted for as a merger of entities under common control. Accordingly, the operations of New-Tailun for the period from March 27, 2006 (inception) to June 30, 2006 was included in the consolidated financial statements as if the transactions had occurred at the beginning of the first period presented, each account stated at its historical cost. In this regard, the prior year’s financial statements and financial information have been restated to combine the previously separate entities to furnish comparative information. The results of the restatement were to increase the total assets as of June 30, 2006, the total liabilities as of June 30, 2006 and the net income for the six months ended June 30, 2006 by $1,738,325, $2,492,807 and 345,271 respectively, and to decrease the shareholder’s equity by $754,482.

NOTE 4.  USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 5.  CASH AND CASH EQUIVALENTS

For purpose of the unaudited condensed consolidated statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than 3 months.

NOTE 6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in Europe, Japan, the United States and the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 7.  REVENUE AND COST RECOGNITION

The Company recognizes revenue upon delivery for local sales and upon shipment of the products for export sales, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Local transportation, unloading charges and export quota fees are included in selling expenses.

Cost of goods sold includes the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, direct labor cost and manufacturing overheads consistent with the revenue earned.

NOTE 8.  FOREIGN CURRENCY TRANSACTIONS

EGLY, Perfect Dream, Goldenway and New-Tailun maintain their accounting records in their functional currencies of US$, US$, RMB and RMB respectively.

Foreign currency transactions during the period are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

NOTE 9.  FOREIGN CURRENCY TRANSLATION

The financial statements of Goldenway and New-Tailun (whose functional currency is the RMB) are translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period. All exchange differences are recorded within equity. Translation gain for the periods ended June 30, 2007 and 2006 were $362,080 and $238,060 respectively.

NOTE 10.   COMPREHENSIVE INCOME

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income in the statements of operations and shareholders’ equity.

NOTE 11.  RECLASSIFICATION

Certain 2006 balances in the Statement of Operation have been reclassified to conform with the 2007 presentation.

NOTE 12.  INCOME PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 13.  SEGMENTS

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decision how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segments. The Company operates in a single segment.

NOTE 14.  RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of FIN 48 to have an impact on the Company’s results of operations or financial condition.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principle market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

NOTE 15.   INVENTORIES

Inventories at June 30, 2007 consisted of the following:

Raw materials	$261,499
Work-in-progress	118,600
Finished goods	593,678
973,777
Less: provision of obsolescence	-
Inventories, net	$973,777

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 16.  NOTES PAYABLE

Balance at June 30, 2007:

Note payable to a bank, interest rate of 0.45035% per month,	655,755
collateralized by buildings of the Company, due August 14, 2007
Note payable to a bank, interest rate of 0.51166% per month,	655,755
collateralized by buildings of the Company, due December 6, 2007
Note payable to a bank, interest rate of 0.52796% per month,	655,755
collateralized by buildings of the Company, due December 18, 2007
1,967,265
Less: current maturities	(1,967,265)
$-

Maturities are as follows:

For the period ending June 30, 2008	$1,967,265

Interest paid for the six months ended June 30, 2007 and 2006 was $128,061and $19,778 respectively.

NOTE 17.  NET INCOME PER SHARE

The following is net income per share information at June 30:

	2007	2006
Net income	$1,140,421	$1,122,457

Basic weighted-average common stock outstanding	40,805,091	40,805,091
Effect of dilutive securities
Series A Convertible Perferred Stock	59,914,988	59,914,988
Diluted weighted-average common stock outstanding	100,720,079	100,720,079

Net income per share - basic	$0.03	$0.03

Net income per share - diluted	$0.01	$0.01

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 18.  SHAREHOLDERS’ EQUITY

(A)	Series A Convertible Preferred stock

The Company authorized 10,000 shares of Series A Convertible Preferred Stock, with a par value of $0.0001 per share.

Each share of the Series A Convertible Preferred Stock had upon issuance the same voting, dividend and liquidation rights as 1,000 shares of common stock and will convert back into common stock at such time as the Company is able to increase the number of authorized shares of common stock. Effective November 8, 2005, the Company effected a 7.6-for-1 forward stock split on the remaining outstanding 2,627,861 shares, which increased the number of outstanding shares to 19,971,743 shares. Under the adjustment provisions of the Series A Convertible Preferred Stock, the conversion, voting, dividend and liquidation ratios of the Series A Convertible Preferred Stock were all increased by the forward stock split from 1,000 for one to 7,600 for one (a total of 59,914,988 shares of common stock fully converted). The Series A Convertible Preferred Stock will be converted back into common stock at such time as the number of shares of authorized common stock is increased to 100,000,000 or more via a proposed amendment to the Articles of Incorporation. The relative voting and equity ownership of the Company’s shareholders was unchanged by the exchange for Series A Convertible Preferred Stock and the forward stock split. If all the Series A Convertible Preferred Stock were converted as of June 30, 2007, there would be 79,886,746 outstanding shares of common stock.

(B)	Appropriated retained earnings

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital.

NOTE 19.  RELATED PARTY TRANSACTIONS

During 2007 and 2006 , the Company sub-contracted certain manufacturing work valued at $775,117 and $2,114,885 respectively to six related companies which are controlled by a shareholder and director of the Company. The Company provided the raw materials to the sub-contractor who charged the Company a fixed labor charge for the sub-contracting work.

During 2007 and 2006, the Company purchased raw materials valued at $124,668 and $177,975 respectively from a related company which is controlled by a shareholder and director of the Company.

As of June 30, 2007 the Company owed $295,225, to four related companies which are controlled by a shareholder and director of the Company for sub-contracting work done and inventory purchases made.

During 2007 and 2006, the Company sold products and provided sub-contracting services totaling $146,860 and 13,019 respectively to a related company which is controlled by a shareholder and director of the Company. As of June 30, 2007 accounts receivable from two related companies amounted to $153,721 for products sold and sub-contracting services provided.

A related company which is controlled by a shareholder and director of the Company provides treasury services to the Company by negotiating all of the Company’s letters of credit and receiving proceeds thereon and paying creditors for inventory purchases made by the Company. As of June 30, 2007, Company owed $977,449 to a related company.

During 2007 and 2006, the Company received rental income of $Nil and $9,375 respectively for the lease of factory space to a related company which is controlled by a shareholder and director of the Company.

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 19.   RELATED PARTY TRANSACTIONS (CONTINUED)

During 2007, the Company paid rent of $12,937 for factory and office spaces leased from a related company which is controlled by a shareholder and director of the Company.

As of June 30, 2007 the Company owed an aggregate of $4,356,755 to a related company which is controlled by a shareholder and director of the Company for advances made. Interest is charged at 6% per annum on the amounts due. The loan is repayable to the related company between July 2010 and April 2011. During 2007 and 2006, the Company paid interest of $118,229 and $38,352 respectively to the related company.

As of June 30, 2007, the Company owed a related company owned by a shareholder $1,650,000 for a short term advance which is interest free and repayable on demand.

As of June 30, 2007, the Company owed $564,688 for advance from a related company which is owned by a shareholder. Interest is charged at 6% per annum on the amounts due. During the six months ended June 30, 2007, the Company paid interest of $15,600 to the related company.

As of June 30, 2007, the Company owed $360 for advance to a shareholder. The amount is interest-free and is repayable on demand.

On November 9, 2006, the Company entered into a purchase agreement with a related company which is controlled by a shareholder and director of the Company whereby the related company sold all of its shares in New-Tailun to the Company. The Company paid to a related company an amount of $2,000,000 in cash and will issue common stock of EGLY equivalent to $10,000,000.

On June 26, 2006, the Company entered into an Agreement for the purchase and sale of stock (the “Agreement”), amended on August 31, 2006, with Ever-Glory Hong Kong and Nanjing Catch-Luck Garments Co, Limited (“Catch-Luck”) for the sale of all of Ever-Glory Hong Kong’s ownership interest in Catch-Luck to the Company (the “Catch-Luck transaction”). Pursuant to the terms of the Agreement, the Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and common stock of EGLY equivalent to $9,400,000 on the date of the transfer within 90 days of the closing of the Catch-Luck transaction.

On August 31, 2006, the Company entered into an amendment to the Agreement (“the Amendment”) whereupon the terms of payment on the purchase consideration was amended as follows:

1.
The Company will pay to Ever-Glory Hong Kong an amount of $600,000 in cash and common stock of EGLY equivalent to $3,400,000 on the date of the transfer within 90 days of the closing of the Catch-Luck transaction. The number of shares of common stock to be issued to the Ever-Glory Hong Kong in satisfaction of the Stock Purchase Price shall be calculated based on the preceding 30-average high and low price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the date of the closing;

2.
At the end of the first full fiscal year ending December 31, 2008 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of at least $1,500,000, the Company will issue to Ever-Glory Hong Kong that number of shares of EGLY’s common stock having an aggregate fair market value of $3,000,000; and

3.
At the end of the second full fiscal year ending December 31, 2009 in which Catch-Luck generates gross revenues of at least $19,000,000 and net profit of at least $1,500,000, the Company will issue to Ever-Glory Hong Kong that number of shares of EGLY’s common stock having an aggregate fair market value of $3,000,000.

On August 1, 2007, the Company filed the Definitive 14C information statement for the acquisition of Nanjing Catch-Luck Garments Company Limited. The Information Statement was mailed to the shareholders on August 7, 2007. The transaction is expected to be legally closed 20 days after the mailing.

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 20.  COMMITMENTS

(A)	Commitments

According to the Articles of Association of Goldenway, Goldenway has to fulfill registered capital requirements of $17,487,894 within three years from February 2, 2005. As of June 30, 2007, the Company has fulfilled $2,630,000 of its registered capital requirements and has a registered capital commitment of $14,857,894, which is payable by February 1, 2008.

(B)	Operating lease commitment

The Company leases factory and office spaces from a related company under an operating lease which expires on March 31, 2008 at an annual rental of $25,873. Accordingly, for the period ended June 30, 2007, the Company recognized rental expense for these spaces in the amount of $12,937

As of June 30, 2007, the Company has outstanding commitments of $19,405 with respect to the above non-cancelable operating lease, which are due in 2008.

NOTE 21. CONTINGENCIES

The Company accounts for loss contingencies in accordance with SFAS 5 “Accounting for Loss Contingencies”, and other related guidance. Set forth below is a description of certain loss contingencies as of June 30, 2007 and management’s opinion as to the likelihood of loss in respect of each loss contingency.

On February 22, 2006, the Company is a named defendant in an action filed by Plaintiff Douglas G. Furth in the United States District Court for the Northern District of Ohio. The action alleges that Company breached an agreement with the plaintiff to provide 1,000,000 shares of its common stock in exchange for certain assistance in marketing and financial public relation services. The Plaintiff seeks an award of damages in excess of $75,000. After vigorously defending itself, the Company was voluntarily dismissed by the Plaintiff without prejudice from an action pending in the U.S. District Court for the Northern District of Ohio. No payment was made and no settlement agreement was entered into between the Company and the plaintiff.

On April 17, 2006, Mark B. Aronson filed a Complaint against the Company in the United States Court of common pleas of Allegheny County Pennsylvania. The action alleges that Company violated the Pennsylvania Unsolicited Telecommunication Advertisement Act to spam emails to plaintiff to purchase its shares of common stock. The action seeks an award of damages in excess of $12,100. The Company denies that it was a party to such email spamming activities and intends to vigorously defend its legal position, with the case now in the initial phase of discovery.

On January 4, 2007, the case was dismissed without prejudice by the Plaintiff. To date, no settlement agreement has been discussed between the Company and the Plaintiff

In May, 2007, Plaintiff Douglas G. Furth has filed a Second Amended Complaint in the Litigation asserting claims against EGLY and other principal parties. The Company denied all the claims and has filed the responses and objections to Plaintiff’s First Request and asked for the dismissal with prejudice by the plaintiff. No payment was made to plaintiff and no settlement has been discussed between the Company and the Plaintiff.

Accordingly, no provision has been made to the above claim as of June 30, 2007.

  EVER-GLORY INTERNATIONAL GROUP, INC.
AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 22.  CONCENTRATIONS AND RISKS

During 2007 and 2006, 100% of the Company’s assets are located in China.

The Company principally relied on two customers for its revenue for the six months ended June 30, 2007 and on three customers for its revenue for the six months ended June 30, 2006, detail of which are as follows:

	Customer A	Customer B	Customer C

During
2007	36%	21%	*
2006	26%	26%	14%

* less than 10%

At June 30, 2007, accounts receivable to those customers totaled $3,971,077.

The Company relied on one supplier for 16% and 26% respectively of its materials for the six months ended June 30, 2007 and 2006.

The following is geographic information of the Company’s revenue earned for the period ended June 30:

	2007	2006
Europe	$11,346,160	$7,655,016
United States	5,764,206	3,310,159
Japan	3,185,660	2,316,020
The People Republic of China	698,418	666,001
Canada	12,387	243,553
Russia	-	265,322
	$21,006,831	$14,456,071

NOTE 23.  SUBSEQUENT EVENTS

As stated on note 19, on August 1, 2007, the Company filed the Definitive 14C information statement for the acquisition of Nanjing Catch-Luck Garments Company Limited. The Information Statement was mailed to the shareholders on August 7, 2007. The transaction is expected to be legally closed 20 days after the mailing.

On August 2, 2007, the Company entered into subscription agreements with six accredited investors for the issuance and sale of $2,000,000 principal amount of its secured convertible notes and warrants in a private placement. The Financing closed on August 6, 2007.

Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Nanjing Catch-Luck Garments Company Limited

We have audited the accompanying balance sheets of Nanjing Catch-Luck Garments Company Limited as of December 31, 2006 and 2005 and the related statements of operation s and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2006, and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanjing Catch-Luck Garments Company Limited as of December 31, 2006 and 2005 and the results of its operations and comprehensive income and its cash flows for the years ended December 31, 2006, and 2005, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: February 2, 2007

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Nanjing Catch-Luck Garments Company Limited

We have audited the accompanying balance sheets of Nanjing Catch-Luck Garments Company Limited as of December 31, 2005 and 2004 and the related statements of operations and comprehensive Income (loss), changes in stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanjing Catch-Luck Garments Company Limited as of December 31, 2005 and 2004 and the results of its operations and comprehensive Income (loss) and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date: July 10, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236,997	$6,424
Accounts receivable, net of allowances	2,255,195	27,528
Inventories, net	469,434	571,772
Other receivables and prepaid expenses	69,293	65,182
Total Current Assets	3,030,919	670,906

PROPERTY AND EQUIPMENT, NET	1,142,252	851,202
TOTAL ASSETS	$4,173,171	$1,522,108

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$366,592	$39,361
Accounts payable - related companies	649,728	875,049
Other payables and accrued liabilities	87,536	213,969
Value added tax payable	37,495	7,778
Other tax payable	394	155
Total Current Liabilities	1,141,745	1,136,312

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Registered capital of $600,000 fully paid	600,000	600,000
Retained earning (accumulated deficit)
Unappropriated	2,113,884	(216,482)
Appropriated	233,649	-
Accumulated comprehensive income	83,893	2,278
Total Shareholders' Equity	3,031,426	385,796

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,173,171	$1,522,108

The accompanying notes are an integral part of these financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

	2006	2005	2004

NET SALES
To related parties	$907,476	$95,850	$11,165
To third parties	18,812,450	4,003,762	3,879,720
Total net sales	19,719,926	4,099,612	3,890,885

COST OF SALES
From related parties	(838,600)	(56,852)	(69,544)
From third parties	(15,876,972)	(3,647,125)	(3,788,071)
Total cost of sales	(16,715,572)	(3,703,977)	(3,857,615)

GROSS PROFIT	3,004,354	395,635	33,270

OPERATING EXPENSES
Selling expenses	55,858	22,721	17,710
General and administrative expenses	112,456	69,557	69,123
Professional fees	64,230	153,815	-
Salaries and allowances	173,605	93,380	56,746
Loss on disposal of fixed assets	9,163	-	8,896
Depreciation	30,791	8,582	6,299
Total Operating Expenses	446,103	348,055	158,774

INCOME (LOSS) FROM OPERATIONS	2,558,251	47,580	(125,504)

OTHER INCOME (EXPENSES)
Interest income	1,385	286	183
Interest expenses	-	(5,082)	(850)
Other income	4,525	4,401	1,235
Other expense	(146)	(126)	(1,249)
Total Other (Expenses) Income	5,764	(521)	(681)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	2,564,015	47,059	(126,185)

INCOME TAX EXPENSE	-	-	-

NET INCOME (LOSS)	2,564,015	47,059	(126,185)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain (loss)	81,615	(7,310)	-

COMPREHENSIVE INCOME (LOSS)	$2,645,630	$39,749	$(126,185)

The accompanying notes are an integral part of these financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

		Unappropriated	Appropriated
		Retained	Retained
		earning	earning	Accumulated
	Registered	(accumulated	(accumulated	comprehensive
	capital	deficit)	deficit)	Income	Total

Balance January 1, 2004	$600,000	$(137,356)	$-	$9,588	$472,232

Net loss for the year	-	(126,185)	-	-	(126,185)
Balance at December 31, 2004	$600,000	$(263,541)	$-	$9,588	$346,047

Net income for the year	-	47,059	-	-	47,059

Other comprehensive loss	-	-	-	(7,310)	(7,310)
Balance at December 31, 2005	600,000	(216,482)	-	2,278	385,796

Net income for the year	-	2,564,015	-	-	2,564,015

Transfer to statutory surplus
reserves	-	(233,649)	233,649	-	-

Other comprehensive income	-	-	-	81,615	81,615
Balance at December 31, 2006	$600,000	$2,113,884	$233,649	$83,893	$3,031,426

The accompanying notes are an integral part of these financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,564,015	$47,059	$(126,185)
Adjusted to reconcile net income to cash (used in)
provided by operating activities:
Depreciation on fixed assets - cost of sales	119,081	97,039	86,768
Depreciation on fixed assets	30,791	8,582	6,300
Loss on disposal of fixed assets	9,163	-	8,896
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(2,227,667)	8,801	2,931
Accounts receivable - related companies	-	200,459	(10,947)
Other receivables and prepaid expenses	(4,111)	318,971	234,107
Value added tax receivable	(35,098)	35,098	53,952
Inventories	102,338	(428,427)	(110,536)
Increase (decrease) in:
Accounts payable	327,231	(27,075)	(76,210)
Accounts payable - related companies	(225,321)	(149,789)	113
Other payables and accrued liabilities	(126,433)	(1,006)	8,551
Income tax and other tax payables	35,337	76	13
Value added tax payable	29,717	7,778	-
Net cash provided by operating activities	599,043	117,566	77,753

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(449,998)	(124,121)	(62,580)
Proceeds from sale of fixed assets	-	-	2,217
Net cash used in investing activities	(449,998)	(124,121)	(60,363)

CASH FLOWS FROM FINANCING ACTIVITIES	-	-	-

EFFECT OF EXCHANGE RATE ON CASH	81,528	(7,310)	-

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	230,573	(13,865)	17,390

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	6,424	20,289	2,899

CASH AND CASH EQUIVALENTS AT END OF YEAR	$236,997	$6,424	$20,289

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
Interest expenses	$-	$5,082	$850

The accompanying notes are an integral part of these financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)	Organization

Nanjing Catch-Luck Garments Company Limited (the “Company”), a People’s Republic of China (“PRC”) sino-foreign joint venture enterprise was incorporated on December 21, 1995 with its principal place of business in Nanjing, PRC. On January 18, 2006, the Company became a wholly owned foreign enterprise.

The Company is principally engaged in the manufacturing and sale of garments to Europe and Japan.

(B)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)	Cash and cash equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with maturities of less than three months.

(D)	Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. As of December 31, 2006 and 2005, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

(E)	Inventories

Inventories are stated at lower of cost or market value, cost being determined on a specific identification method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(F)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less an estimated residual value over the assets’ estimated useful lives. The estimated useful lives are as follows:

Factory buildings	20 Years
Plant and machinery	10 Years
Motor vehicles	5 Years
Furniture, fixtures and equipment	5 Years

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(G)	Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade and others), accounts payable (trade and related party) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in Europe, Japan, the United States and the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

The Company’s major operation is in the PRC, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the United States dollars (“US$”) and the Chinese Renminbi (“RMB”) . On July 21, 2005, the PRC let the RMB fluctuate thereby ending its decade-old valuation peg to the US$. The new RMB rate reflects an approximately 2% increase in value against the US$. Historically, the PRC government has benchmarked the RMB exchange ratio against the US$, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the PRC government continues to benchmark the RMB against the US$.

(H)	Revenue recognition

The Company recognizes revenue upon delivery for local sales or shipment of the products for export sales, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Local transportation and inspection charges for sales are included in selling expenses.

Cost of goods sold includes the appropriate materials purchasing, receiving and inspection costs, inbound freight where applicable, direct labor cost and manufacturing overheads consistent with the revenue earned.

(I)	Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

PRC income tax is computed according to the relevant laws and regulations in the PRC. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years calculated in accordance with PRC GAAP. The Company was approved as a wholly foreign-owned enterprise in 2006 and is entitled to the income tax exemptions for 2006 and 2007.

(J)	Foreign currency transactions

The Company maintains its accounting records in their functional currencies of Chinese Renminbi (“RMB”).

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

(K)	Foreign currency translation

The financial statements of the company (who functional currency is RMB) is translated into US$ using the closing rate method. The balance sheet items are translated into US$ using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year. All exchange differences are recorded within equity. Translation gain/ (loss) for the years ended December 31, 2006, 2005 and 2004 were $81,615, ($7,310) and $Nil respectively.

(L)	Comprehensive income (loss)

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive loss in the statements of operations and shareholders’ equity. Comprehensive income (loss) for the years ended December 31, 2006, 2005 and 2004 were $81,615, ($7,310) and $Nil respectively.

(M)	Segments

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decision how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segments. The Company operates in a single segment.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(N)	Recent Accounting Pronouncements

Effective January 1, 2006, we adopted the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. The adoption of SAB 108 did not have a material impact on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155”), which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities (“SFAS 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have that it will not have a material impact on the Company’s financial position.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment to FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. We do not expect the adoption of SFAS 156 to have an impact on the Company’s results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact this new Standard, but believes that it will not have that it will not have a material impact on the Company’s financial position.

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. The Company is currently evaluating the impact this new Standard, but believes that it will not have that it will not have a material impact on the Company’s financial position.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

In September 2006, FASB issued Statement 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amend FASB Statements No. 87, 88, 106 and 132(R). This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its financial statements and to recognize changes in that funded status in the year in which the changes occur. The effective date for the Company would be for any full fiscal years ending after December 15, 2006. We do not expect the adoption of SFAS 158 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact this new Standard, but believes that it will not have that it will not have a material impact on the Company’s financial position.

(O)	Reclassification

Certain 2005 and 2004 balances in the statements of operations have been reclassified to conform to the 2006 presentation.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Accounts receivable	$2,255,195	27,528
Less: allowance for doubtful accounts	-	-
Accounts receivable, net of allowances	$2,255,195	$27,528

As of December 31, 2006 and 2005, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

3.	INVENTORIES

Inventories at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Raw materials	$123,493	116,197
Work-in-progress	104,348	76,264
Finished goods	241,593	379,311
	469,434	571,772
Less: provision of obsolescence	-	-
Inventories, net	$469,434	$571,772

For the years ended December 31, 2006, 2005 and 2004, no provision for obsolete inventories was recorded by the Company.

4.	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31:

	2006	2005

Factory buildings	$233,890	$220,897
Plant and machinery	1,260,842	934,280
Motor vehicles	45,490	16,313
Furniture, fixtures and equipment	200,447	67,524
	1,740,669	1,239,014
Less: accumulated depreciation	598,417	387,812
Property and equipment, net	$1,142,252	$851,202

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 were $149,872, $105,621 and 93,068, respectively. During 2006, 2005 and 2004 the company recognized a loss on disposal of property and equipment of $9,163, $Nil and $8,896 respectively.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

5.	OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005

Utility deposits	$21,108	$14,056
Accrued welfare	8,563	73,684
Accrued professional fees	51,942	113,500
Other payables	5,923	12,729
	$87,536	$213,969

6.	INCOME TAX

The Company is incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. According to the relevant laws and regulations in the PRC, enterprises with foreign investment in the PRC are entitled to full exemption from income tax for two years beginning from the first year the enterprises become profitable and has accumulated profits and a 50% income tax reduction for the subsequent three years. The Company was approved as a wholly foreign-owned enterprise in 2006 and is entitled to the income tax exemptions in 2006 and 2007.

During 2004, no provision for income tax has been made since the Company incurred a loss. During 2006 and 2005, no income tax was recorded as the Company is entitled to full exemption from income tax.

7.	SHAREHOLDERS’ EQUITY

(A)	Registered capital

In accordance with the Articles of Association of the Company, the registered capital of the Company of $600,000 was fully contributed on November 4, 2002, $454,874 in cash and $145,126 in properly and equipment at historical cost.

(B)	Appropriated retained earnings

The Company’s PRC subsidiary is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital.

During 2006, 2005 and 2004, the Company appropriated $233,649, $Nil and $Nil respectively to the statutory surplus reserve and statutory public welfare funds based on its net income under PRC GAAP.

8.	RELATED PARTY TRANSACTIONS

During 2006, 2005 and 2004, the Company sub-contracted certain manufacturing work valued at $549,431, $56,852 and 69,544 respectively to three related companies which are controlled by a shareholder and director of the Company. The Company provided raw materials to the related companies who charges the Company a fixed labor charge for the sub-contracting work.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

During 2006, 2005 and 2004, the Company purchased raw materials valued at $289,169, $Nil and $Nil respectively from two related companies which are controlled by a shareholder and director of the Company.

As of December 31, 2006 and 2005, the Company owed $649,728 and $875,049, respectively to five related companies which are controlled by a shareholder and director of the Company for sub-contracting work, inventory purchases made and rental paid.

A related company which is controlled by a shareholder and director of the Company provides treasury services to the Company by negotiating all of the Company’s letters of credit and receiving proceeds thereon and paying creditors for inventory purchases made by the Company.

During 2006, 2005 and 2004, the Company sold products and provided sub-contracting services totaling $907,476, $95,850 and $11,165 respectively to four related companies which are controlled by a shareholder and director of the Company.

During 2006, 2005 and 2004, the Company paid rent of $18,811, $18,326 and $Nil respectively for factory and office spaces leased from a related company which is controlled by a shareholder and director of the Company.

9.	CONCENTRATIONS AND RISKS

During 2006 and 2005, 100% of the Company’s assets were located in China.

The Company principally relied on one customer for its revenue during 2006 and on three customers for its revenue during 2005 and 2004, details of which are as follows:

	Customer A	Customer B	Customer C
For the year ended
December 31, 2006	36%	*	*
December 31, 2005	27%	24%	12%
December 31, 2004	30%	19%	24%
* less than 10% of revenues

As of December 31, 2006 and 2005, accounts receivable to those customers totaled $1,091,595 and Nil respectively.

The Company relied on one supplier for approximately $326,384 and $327,188 in 2005 and 2004 respectively representing in aggregate 19% and 22% of goods purchased from the supplier in 2005 and 2004 respectively.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

The following is geographic information of the Company’s revenue from third parties for the years ended December 31:

	2006	2005	2004

Japan	$3,520,018	$1,769,389	$2,141,858
Europe	10,316,771	1,800,010	1,429,820
United States	3,498,564	29,627	-
The People Republic of China	1,235,633	404,736	-
Other countries	241,464	-	308,042
	$18,812,450	$4,003,762	$3,879,720

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
CONDENSED BALANCE SHEET
AS OF THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED) AND
THE YEAR ENDED DECEMBER 31, 2006 (AUDITED)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$19,095	$236,997
Accounts receivable, net of allowances	2,980,456	2,255,195
Accounts receivable- related companies	29,902	-
Due from a related company	1,658,007	-
Inventories, net	449,392	469,434
Other receivables and prepaid expenses	105,295	69,293
Total Current Assets	5,242,147	3,030,919

PROPERTY AND EQUIPMENT, NET	1,084,718	1,142,252
TOTAL ASSETS	$6,326,865	$4,173,171
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$709,474	$366,592
Accounts payable - related companies	1,267,596	649,728
Other payables and accrued liabilities	55,610	87,536
Value added tax payable	48,814	37,495
Other tax payable	1,021	394
Total Current Liabilities	2,082,515	1,141,745

TOTAL LIABILITIES	2,082,515	1,141,745

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Registered capital of $600,000 fully paid	600,000	600,000
Retained earnings:
Unappropriated	3,238,182	2,113,884
Appropriated	233,649	233,649
Accumulated comprehensive income	172,519	83,893
Total Shareholders' Equity	4,244,350	3,031,426

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,326,865	$4,173,171

The accompanying notes are an integral part of these condensed financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED) AND 2006

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

NET SALES
To related parties	$359,386	$229,294	$447,257	$643,182
To third parties	4,233,577	5,205,815	9,209,447	7,017,278
Total net sales	4,592,963	5,435,109	9,656,704	7,660,460

COST OF SALES
From related parties	(11,092)	(536,996)	(100,642)	(549,147)
From third parties	(3,821,545)	(3,889,100)	(8,051,701)	(5,800,850)
Total cost of sales	(3,832,637)	(4,426,096)	(8,152,343)	(6,349,997)

GROSS PROFIT	760,326	1,009,013	1,504,361	1,310,463

OPERATING EXPENSES
Selling expenses	40,876	8,689	61,515	14,503
General and administrative expenses	157,578	70,421	301,997	137,495
Depreciation and amortization	8,579	11,577	17,353	16,314
Total Operating Expenses	207,033	90,687	380,865	168,312

INCOME FROM OPERATIONS	553,293	918,326	1,123,496	1,142,151

OTHER INCOME
Interest income	246	108	682	189
Other income	50	132	120	139
Total Other Income	296	240	802	328

INCOME BEFORE INCOME TAX EXPENSE	553,589	918,566	1,124,298	1,142,479

INCOME TAX EXPENSE	-	-	-	-

NET INCOME	553,589	918,566	1,124,298	1,142,479

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	59,829	1,507	88,626	17,427

COMPREHENSIVE INCOME	$613,418	$920,073	$1,212,924	$1,159,906

The accompanying notes are an integral part of these condensed financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED)

		Unappropriated	Appropriated
		Retained	Retained
		earning	earning	Accumulated
	Registered	(accumulated	(accumulated	comprehensive
	capital	deficit)	deficit)	Income	Total
Balance at December 31, 2006	$600,000	$2,113,884	$233,649	$83,893	$3,031,426

Net income for the year	-	1,124,298	-	-	1,124,298

Other comprehensive income	-	-	-	88,626	88,626
Balance at June 30, 2007	$600,000	$3,238,182	$233,649	$172,519	$4,244,350

The accompanying notes are an integral part of these condensed financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED) and 2006

	For the six months	For the six months
	ended June 30, 2007	ended June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,124,298	$1,142,479
Adjusted to reconcile net income to cash (used in) provided
by operating activities:
Depreciation and amortization - cost of sales	62,586	58,260
Depreciation and amortization	17,353	16,314
Loss on disposal of fixed assets	-	9,145
Changes in operating assets and liabilities
(Increase)decrease in:
Accounts receivable	(661,739)	7,726
Accounts receivable - related companies	(29,495)	-
Due from a related company	-	(1,156,299)
Other receivables and prepaid expenses	(33,863)	(3,712)
Inventories	30,937	388,555
Increase (decrease) in:
Accounts payable	329,494	627,539
Accounts payable - related companies	594,001	(763,098)
Other payables and accrued liabilities	(33,574)	(85,249)
Value add tax payable	10,273	175,947
Other tax payable	609	231
Net cash provided by operating activities	1,410,880	417,838

CASH FLOWS FROM INVESTING ACTIVITIES
Due from a related company	(1,635,443)	-
Proceeds from sale of equipment	6,308	-
Purchase of property and equipment	(2,322)	(388,593)
Net cash used in investing activities	(1,631,457)	(388,593)

CASH FLOWS FROM FINANCING ACTIVITIES	-	-

EFFECT OF EXCHANGE RATE ON CASH	2,675	(10,763)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(217,902)	18,482

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	236,997	6,424

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,095	$24,906

The accompanying notes are an integral part of these condensed financial statements

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 1.	ORGANIZATION AND BASIS OF PRESENTATION

Nanjing Catch-Luck Garments Company Limited (the “Company”), a Sino-foreign joint venture enterprise was incorporated in the People’s Republic of China (“PRC”) on December 21, 1995 with its principal place of business in Nanjing, PRC. On January 18, 2006, the Company became a wholly owned foreign enterprise.

The Company is principally engaged in the manufacturing and sale of garments to Europe, the United States, the PRC and Japan.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at June 30, 2007, the results of operations for the three-month and six-month periods ended June 30, 2007 and 2006, changes in shareholders’ equity for the six months ended June 30, 2007,and cash flows for the six months ended June 30, 2007 and 2006. The results for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007.

NOTE 2.	USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3.	CASH AND CASH EQUIVALENTS

For purpose of the unaudited condensed statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than 3 months.

NOTE 4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable (trade, related party and others), accounts payable (trade, related party and others) and accrued liabilities approximate their fair value because of the short-term nature of these instruments. The Company places its cash and cash equivalents with what it believes to be high credit quality financial institutions. The Company has a diversified customer base, most of which are in Europe, Japan, the United States and the PRC. The Company controls credit risk related to accounts receivable through credit approvals, credit limit and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

NOTE 5.	RECLASSIFICATION

Certain 2006 balances in the Statements of Operations have been reclassified to conform with the 2007 presentation.

NOTE 6.	FOREIGN CURRENCY TRANSACTIONS

The Company maintains their accounting records in their functional currencies of Chinese Renminbi (“RMB”).

Foreign currency transactions during the period are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. No-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statements of operations.

NOTE 7.	FOREIGN CURRENCY TRANSLATIONS

The financial statements of the Company (whose functional currency is the RMB) are translated into United States dollars using the closing rate method. The balance sheet items are translated into United States dollars using the exchange rates at the respective balance sheet dates. The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period. All exchange differences are recorded within equity.

NOTE 8.	COMPREHENSIVE INCOME

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States dollars is reported as other comprehensive income in the statements of operations and shareholders’ equity.

NOTE 9.	SEGMENTS

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”). SFAS establishes standards for operating information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decision how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segments. The Company operates in a single segment.

NOTE 10.	RECENT ACCOUNTING PRONOUNMENTS

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation provides that the tax effects from an uncertain tax position can be recognized in the Company’s financial statements, only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of fiscal 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of FIN 48 to have an impact on the Company’s results of operations or financial condition.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

In September 2006, FASB issued Statement 157, Fair Value Measurements. This statement defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles (GAAP). More precisely, this statement sets forth a standard definition of fair value as it applies to assets or liabilities, the principal market (or most advantageous market) for determining fair value (price), the market participants, inputs and the application of the derived fair value to those assets and liabilities. The effective date of this pronouncement is for all full fiscal and interim periods beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have an impact on the Company’s results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will become effective for us on January 1, 2008. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position.

NOTE 11.	INVENTORIES

Inventories at June 30, 2007 consisted of the following:

Raw materials	$65,492
Work-in-progress	96,013
Finished goods	287,887
449,392
Less: provision of obsolescence	-
Inventories, net	$449,392

NOTE 12.	SHAREHOLDERS’ EQUITY

Registered capital

In accordance with the Articles of Association of the Company, the registered capital of the Company of $600,000 was fully contributed $454,874 in cash and $145,126 in machineries at cost as of November 4, 2002.

NOTE 13.	RELATED PARTY TRANSACTIONS

During 2007 and 2006 , the Company sub-contracted certain manufacturing work valued at $51,131 to a related company which is controlled by a shareholder and director of the Company and $533,502 to two related companies which are controlled by a shareholder and director of the Company respectively. The Company provided the raw materials to the sub-contractors who charged the Company a fixed labor charge for the sub-contracting work.

During 2007 and 2006, the Company purchased raw materials valued at $49,511 and $15,645 respectively from a related company which is controlled by a shareholder and director of the Company.

As of June 30, 2007 the Company owed $255,058 to two related companies which are controlled by a shareholder and director of the Company for sub-contracting work done, raw material inventory purchased and rent paid.

During 2007 and 2006, the Company sold products and provided sub-contracting services totaling $447,257 to two related companies which are controlled by a shareholder and director of the Company and $643,182 to three related companies which are controlled by a shareholder and director of the Company respectively. As of June 30, 2007 accounts receivable from a related company amounted to $29,902 for products sold and sub-contracting services provided.

NANJING CATCH-LUCK GARMENTS COMPANY LIMITED
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 (UNAUDITED)

A related company which is controlled by a shareholder and director of the Company provides treasury services to the Company by negotiating all of the Company’s letters of credit and receiving proceeds thereon and paying creditors for inventory purchases made by the Company. As of June 30, 2007, Company is owed $1,012,538 from this related company.

During 2007 and 2006, the Company paid rent of $Nil and $9,375 respectively for factory and office spaces leased from a related company is controlled by a shareholder and director of the Company.

As of June 30, 2007, a related company owed the Company $1,658,007 for a short-term advance made. The advance is interest-free, unsecured and is repayable on demand.

NOTE 14.	CONCENTRATIONS AND RISKS

During 2007 and 2006, 100% of the Company’s assets were located in China.

The Company principally relied on two customers for its revenue during the six months ended June 30, 2007 and 2006, details of which are as follows:

	Customer A	Customer B
For the period ended
2007	36%	21%
2006	43%	12%

As of June 30, 2007, accounts receivable from those customers totaled $1,181,206.

The Company principally relied on one supplier for its raw material purchases during the six months ended June 30, 2007 and on two suppliers for its raw material purchases during the six months ended June 30, 2006, details of which are as follows:

	Supplier A	Supplier B
During
2007	8%	*
2006	11%	10%
* Not significant as a percentage of all raw materials purchases

The following is geographic information on the Company’s revenue from third parties for the period ended June 30:

	2007	2006

Europe	$7,206,515	$4,321,772
The United States of America	830,623	360,911
Japan	395,466	1,945,412
Other countries	776,843	389,183
	$9,209,447	$7,017,278

PRO FORMA FINANCIAL INFORMATION

The following pro forma consolidated condensed balance sheet reflects the financial position of Ever-Glory International Group, Inc. “EGLY” as of June 30, 2007 and December 31, 2006 as if the acquisition of Nanjing Catch-Luck Garments Company Limited “Catch-Luck” had been completed as of June 30, 2007, and the pro forma consolidated condensed statements of operations for EGLY for the six months ended June 30, 2007 and for the year ended December 31, 2006 as if the acquisition had occurred retroactively.

The shareholder of Catch-Luck exchanged 100% of their ownership of Catch-Luck for common stock of EGLY, having an aggregate fair market value of $3.4 million (13,076,923 shares) and cash in the amount of $600,000 under a sales and purchase agreement. The $600,000 cash payment is a cash distribution to Catch-Luck’s shareholder, Ever-Glory Enterprises (HK) Limited “EGLY HK”. The number of shares of the common stock of EGLY was determined as of the closing of the transaction by dividing $3.4 million by the fair market value per share of the common stock of EGLY. The fair market value per share shall be the preceding 30-day average of the high bid and the low asking price quoted as of the closing of the transaction. Had the transaction closed on June 30, 2007, the preceding 30-day average of the high bid price and the low asking price would have been $0.46 and 7,391,305 shares of EGLY’s common stock would accordingly have been issued. The actual number of shares issued on or around the closing on September 27, 2007 was 13,076,923 shares of EGLY common stock. The number of shares of common stock of EGLY is subject to adjustment based upon a public offering price per share as of closing. The number of shares to be issued will have a direct impact on the net income per share on the pro forma financial statements.

The transfer has been accounted for as a merger of entities under common control as the companies were beneficially owned by identical shareholders and share common management. The pro forma financial statements have been prepared as if the merger had occurred retroactively.

The pro forma financial information is presented for information purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the transaction been completed as of the date indicated and is not necessarily indicative of EGLY’s future financial position or results of operations.

The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of EGLY and Catch-Luck.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF JUNE 30, 2007 (UNAUDITED)

	EGLY	Catch-Luck	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
ASSETS
CURRENT ASSETS	$7,650,304	$5,242,147	(600,000)	(2)	$10,527,063
			(1,765,388)	(3)
INVESTMENT IN A SUBSIDIARY			4,000,000	(2)	-
			(4,000,000)	(1)
PROPERTY AND EQUIPMENT, NET	10,906,513	1,084,718			11,991,231

LAND USE RIGHT, NET	2,555,790	-			2,555,790
TOTAL ASSETS	$21,112,607	$6,326,865			$25,074,084

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$7,557,297	$2,082,515	1,757,381	(3)	$7,882,431

LONG-TERM LIABILITIES	4,356,755	-			4,356,755

TOTAL LIABILITIES	11,914,052	2,082,515			12,239,186

SHAREHOLDERS' EQUITY
Preferred stock ($.0001 par value,	-	-			-
authorized 5,000,000 shares,
Nil shares issued and outstanding)
Series A Convertible Preferred Stock	1	-			1
($.0001 par value, authorized 10,000 shares,
7,883 shares issued and outstanding
as of June 30, 2007; 7,883 shares issued
and outstanding as of the date of merger)
Common stock ($.0001 par value, authorized	1,997	600,000	(739)	(2)	2,736
100,000,000 shares, issued and			600,000	(1)
outstanding 19,971,758 shares as of
June 30, 2007; issued and outstanding
27,363,063 shares as of the date of merger)
Common stock to be issued for acquisition
(20,833,333 shares)	2,083	-			2,083
Additional paid-in capital	161,666	-	(3,399,261)	(2)	160,927
			3,400,000	(1)
Retained earnings	8,061,540	3,471,831			11,533,371
Accumulated other comprehensive income	971,268	172,519	8,007	(3)	1,135,780
Total Shareholders' Equity	9,198,555	4,244,350			12,834,898
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$21,112,607	$6,326,865			$25,074,084

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2006 (UNAUDITED)

	EGLY	Catch-Luck	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
ASSETS

CURRENT ASSETS	$10,233,539	$3,030,919	(600,000)	(2)	$12,614,298
			(48,812)	(3)
			(1,348)	(3)
INVESTMENT IN A SUBSIDIARY			4,000,000	(2)	-
			(4,000,000)	(1)
PROPERTY AND EQUIPMENT, NET	12,158,912	1,142,252			13,301,164

LAND USE RIGHT, NET	2,521,109	-			2,521,109
TOTAL ASSETS	$24,913,560	$4,173,171			$28,436,571

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$12,978,980	$1,141,745	48,812	(3)	$14,071,913

LONG-TERM LIABILITIES	4,238,526	-			4,238,526

TOTAL LIABILITIES	17,217,506	1,141,745			18,310,439

SHAREHOLDERS' EQUITY
Preferred stock ($.0001 par value,	-	-			-
authorized 5,000,000 shares,
Nil shares issued and outstanding)
Series A Convertible Preferred Stock	1	-			1
($.0001 par value, authorized 10,000 shares,
7,883 shares issued and outstanding
as of December 31, 2006; 7,883 shares issued
and outstanding as of the date of merger)
Common stock ($.0001 par value, authorized	1,997	600,000	(739)	(2)	2,736
100,000,000 shares, issued and			600,000	(1)
outstanding 19,971,758 shares as of
December 31, 2006; issued and outstanding
27,363,063 shares as of the date of acquisition)
Common stock to be issued for acquisition
(20,833,333 shares)	2,083	-			2,083
Additional paid-in capital	161,666	-	(3,399,261)	(2)	160,927
			(3,400,000)	(1)
Retained earnings	6,921,119	2,347,533			9,268,652

Accumulated other comprehensive income	609,188	83,893	1,348	(3)	691,733
Total Shareholders' Equity	7,696,054	3,031,426			10,126,132
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$24,913,560	$4,173,171			$28,436,571

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED CONDENSED
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED)

	EGLY	Catch-Luck		Pro Forma		Pro Forma
	(Historical)	(Historical)		Adjustments		Combined

NET SALES	$21,006,831	$9,656,704		140,101)	(3)	$30,523,434

COST OF SALES	(17,880,051)	(8,152,343)		(140,101)	(3)	(25,892,293)

GROSS PROFIT	3,126,780	1,504,361				4,631,141

OPERATING EXPENSES	1,651,008	380,865				2,031,873

INCOME FROM OPERATIONS	1,475,772	1,123,496				2,599,268

OTHER INCOME (EXPENSES)	(253,028)	802				(252,226)

INCOME BEFORE INCOME TAX EXPENSE	1,222,744	1,124,298				2,347,042

INCOME TAX EXPENSE	(82,323)	-				(82,323)

NET INCOME	1,140,421	1,124,298				2,264,719

OTHER COMPREHENSIVE INCOME	362,080	88,626				450,706

COMPREHENSIVE INCOME	$1,502,501	$1,212,924				$2,715,425

Net income per share - basic	$0.03	$0.15				$0.05

Net income per share - diluted	$0.01	$0.15				$0.02

Weighted average number of shares
outstanding during the period - basic	40,805,091	7,391,305	(4)			48,196,396

Weighted average number of shares
outstanding during the period - diluted	100,720,079	7,391,305	(4)			108,111,384

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
PRO FORM CONSOLIDATED CONDENSED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006   (UNAUDITED)

	EGLY
	(Restated)	Catch-Luck		Pro Forma		Pro Forma
	(Historical)	(Historical)		Adjustments		Combined

NET SALES	$31,974,990	$19,719,926		629,667	(3)	$51,065,249

COST OF SALES	(26,363,023)	(16,715,572)		(628,319)	(3)	(42,450,276)

GROSS PROFIT	5,611,967	3,004,354				8,614,973

OPERATING EXPENSES	2,579,437	446,103		(18,811)	(3)	3,006,729

INCOME FROM OPERATIONS	3,032,530	2,558,251				5,608,244

OTHER INCOME (EXPENSES)	(249,265)	5,764		18,811	(3)	(262,312)

INCOME BEFORE INCOME TAX EXPENSE	2,783,265	2,564,015				5,345,932

INCOME TAX EXPENSE	(312,010)	-				(312,010)

NET INCOME	2,471,255	2,564,015				5,033,922

OTHER COMPREHENSIVE INCOME	575,760	81,615				657,375

COMPREHENSIVE INCOME	$3,047,015	$2,645,630				$5,691,297

Net income per share - basic	$0.06	$0.35				$0.10

Net income per share - diluted	$0.02	$0.35				$0.05

Weighted average number of shares
outstanding during the period - basic	40,805,091	7,391,305	(4)			48,196,396

Weighted average number of shares
outstanding during the period - diluted	100,720,079	7,391,305	(4)			108,111,384

Notes to Pro Forma Consolidated Condensed Financial Information

Note 1 — Pro forma adjustments

(1)
The shareholder of Catch-Luck exchanged 100% of its ownership of Catch-Luck for common stocks of EGLY, having an aggregate fair market value of $3.4 million, and cash in the amount of $600,000   under a sale and purchase agreement. The transfer has been accounted for as a merger of entities under common control as the companies were beneficially owned by identical shareholders and share common management. The financial statements have been prepared as if the merger had occurred retroactively.

(2)	Reflects total consideration payable to the shareholder of Catch-Luck - Cash $600,000 + 7,391,305 common shares valued at $0.46 per share = $4,000,000.

The fair value of common stock is determined by the preceding 30-day average of the high bid and the low asking price quoted as of the closing of the transaction. Had the transaction closed on June 30, 2007, the preceding 30-day average of the high bid price and the low asking price would have been $0.46 and 7,391,305 shares of EGLY’s common stock would accordingly have been issued.

(3)	Reflects the elimination of intercompany transactions and balances.

(4)	The weighted average number of shares outstanding for the combined entities includes 7,391,305 shares to be issued to Catch-Luck’s shareholder.

Prospectus November 15, 2007

Ever-Glory International Group Inc.

10,909,090 Shares

Common Stock